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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bruker Corporation
(Name of Registrant as Specified In Its Charter)

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 BRUKER CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

        On behalf of the board of directors and management of Bruker Corporation, I would like to invite you to attend our Annual Meeting of Stockholders to be held on Monday, May 22, 2017 at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All Stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Stockholders is important.

        I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

 BRUKER CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of the Stockholders of Bruker Corporation will be held on Monday, May 22, 2017, at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, for the following purposes:

1.
To elect the Class II nominees for director named in the accompanying proxy statement to hold office until the 2020 Annual Meeting of Stockholders and the Class III nominee for director named in the accompanying proxy statement to hold office until the 2018 Annual Meeting of Stockholders.

2.
To hold an advisory vote to approve compensation paid to our named executive officers.

3.
To hold an advisory vote regarding the frequency of future advisory votes on executive compensation.

4.
To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017.

5.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on March 28, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Billerica, Massachusetts
April 17, 2017

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2017:

This Proxy Statement and the accompanying Annual Report are available via the Internet at: http://ir.bruker.com

 BRUKER CORPORATION
PROXY STATEMENT

        This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Bruker Corporation (the "Company") for use at the 2017 Annual Meeting of Stockholders (the "2017 Annual Meeting") to be held on May 22, 2017, at the time and place set forth in the notice of the meeting and at any adjournments thereof. The approximate date on which this proxy statement and form of proxy are first being sent to stockholders is April 17, 2017.

        The holders of a majority in interest of all of the Company's common stock, par value $.01 per share ("Common Stock") issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2017 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters.

        For Proposal No. 1, the candidates for election as Class II directors and Class III director at the 2017 Annual Meeting who receive the highest number of affirmative votes will be elected to serve in the respective class. For Proposal No. 2, the non-binding, advisory vote regarding the compensation of the Company's named executive officers, and Proposal No. 4, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017, the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval. For Proposal No. 3, the non-binding, advisory vote regarding the frequency of the stockholder advisory vote to approve the compensation of the Company's named executive officers, the frequency that receives the highest number of votes will be deemed to be the non-binding recommendation of the Company's stockholders.

        Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation. "Withhold" votes for any of the nominees for election as a director will have no effect on the outcome of Proposal No. 1, the election of the nominees for director. The vote on frequency of future advisory votes on executive compensation asks stockholders to express a preference for one of three choices for future advisory votes on executive compensation: every year, every other year, or every three years. For purposes of Proposal No. 3, the advisory vote on frequency of future advisory votes on executive compensation, abstentions will have the same effect as not expressing a preference.

        If the enclosed proxy card is properly executed and returned, it will be voted in the manner instructed by the stockholder. If a proxy card is properly submitted but contains no instructions, the shares represented thereby will be voted FOR all nominees for director in Proposal No. 1, FOR approval of the non-binding, advisory vote regarding the compensation of the Company's named executive officers in Proposal No. 2, in favor, on a non-binding, advisory basis, of EVERY THREE YEARS as the frequency of the stockholder advisory vote to approve the compensation of the Company's named executive officers in Proposal No. 3 and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017 in Proposal No. 4. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        If shares are held in the "street name" of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions as to how to vote such shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" matters, such as Proposal No. 4, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Brokers cannot vote on their customers' behalf on "non-routine" matters such as Proposal No. 1, the election of directors, Proposal No. 2, the approval of the advisory vote on the compensation of the Company's named executive officers, or Proposal No. 3, the advisory vote on the frequency of voting on the compensation of the Company's named executive officers. These rules apply notwithstanding the fact that shares of the Company's Common Stock are traded on the NASDAQ Global Select Market. If you provide voting instructions to the broker or nominee holder of your shares for Proposal No. 1, Proposal No. 2, or Proposal No. 3, but do not provide voting instructions for each of these proposals, your shares will be voted in accordance with your instructions on the particular matters for which you provided instructions, and will result in a "broker non-vote" with respect to the matters for which you did not provide voting instructions. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions, such shares will be counted for purposes of establishing a quorum to conduct business at the 2017 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of any particular matter has been obtained.

        The Company will bear the cost of the solicitation. Although it is expected that the solicitation will be primarily by mail, regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, facsimile and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

        The Company's 2016 Annual Report, including the Company's audited financial statements for the fiscal year ended December 31, 2016, is being mailed to stockholders concurrently with this proxy statement.

        The Company's principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and its telephone number is (978) 663-3660.

RECORD DATE AND VOTING SECURITIES

        Only stockholders of record at the close of business on March 28, 2017 are entitled to notice of and to vote at the 2017 Annual Meeting. On March 28, 2017, the Company had outstanding and entitled to vote 159,933,578 shares of Common Stock. Each outstanding share of Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc. will tabulate all votes that are received prior to the date of the 2017 Annual Meeting. The inspector of elections, who will be one of our employees or one of our attorneys, will receive Broadridge's tabulation, tabulate all other votes, and certify the voting results.

CORPORATE INFORMATION

        Bruker Corporation was incorporated in Massachusetts as Bruker Federal Systems Corporation. In February 2000, we reincorporated in Delaware as Bruker Daltonics Inc. In July 2003, we merged with Bruker AXS Inc., and we were the surviving corporation in that merger. In connection with that merger, we changed our name to Bruker BioSciences Corporation and formed two operating subsidiaries, Bruker Daltonics and Bruker AXS, into which we transferred substantially all of their respective assets and liabilities, except cash. We acquired Bruker Optics Inc. in July 2006 and the Bruker BioSpin group of companies in February 2008. In connection with the Bruker BioSpin acquisition, we changed our name to Bruker Corporation. Our four principal operating segments are Bruker BioSpin, Bruker CALID, Bruker Nano and Bruker Energy & Supercon Technologies, or BEST.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The first proposal on the agenda for the 2017 Annual Meeting is the election of Cynthia M. Friend, Marc A. Kastner, Gilles G. Martin and Hermann Requardt to serve as Class II directors for three-year terms beginning at the 2017 Annual Meeting and ending at our 2020 Annual Meeting of Stockholders or until a successor has been duly elected and qualified and the election of Adelene Q. Perkins to serve as a Class III director for a one-year term beginning at the 2017 Annual Meeting and ending at our 2018 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The Company's Certificate of Incorporation, as amended, provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently thirteen members of our board of directors, consisting of four Class I directors serving terms expiring at the Annual Meeting of Stockholders in 2019, five Class II directors serving terms expiring at the Company's 2017 Annual Meeting and four Class III directors serving terms expiring at the Company's Annual Meeting of Stockholders in 2018.

        Effective as of the 2017 Annual Meeting, in conjunction with the expiration of the terms of the five current Class II directors, the classes will be adjusted to consist of four Class I directors, four Class II directors and five Class III directors. At the 2017 Annual Meeting, four nominees will be elected as Class II directors to serve for terms expiring at the 2020 Annual Meeting of Stockholders. Additionally, although our bylaws provide that vacancies may remain unfilled or may be filled by a majority vote of the directors then in office, one nominee will be elected as a Class III director to serve for a term expiring at the 2018 Annual Meeting of Stockholders to fill the vacancy in the class of Class III directors. Each of the nominees for Class II director, Cynthia M. Friend, Marc A. Kastner, Gilles G. Martin and Hermann Requardt, was previously elected by our stockholders and is currently serving as a Class II director. The nominee for Class III director, Adelene Q. Perkins, was recommended to the Nominating Committee by a non-management director. All nominees were unanimously approved by our board of directors, including unanimous approval by our independent directors, upon the recommendation of the Nominating Committee.

        Stephen W. Fesik, who has served as a Class II director since 2008, has not been nominated for re-election and, accordingly, his service on the board of directors will terminate at the 2017 Annual Meeting.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees for the office of director. If any such nominee is unwilling or unable to serve as a nominee for the office of director at the time of the 2017 Annual Meeting, the proxies may be voted for a substitute nominee who shall be designated by the present board of directors to fill such vacancy. Alternatively, if no such nominee is designated, a vacancy will be created in Class II or Class III, as applicable. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

        The Board of Directors recommends a vote FOR the election of Cynthia M. Friend, Marc A. Kastner, Gilles G. Martin and Hermann Requardt to serve as Class II directors and FOR the election of Adelene Q. Perkins to serve as a Class III director.

Certain Information Regarding Directors and Nominees

        The biographies of the nominees and each of our continuing directors below contain information regarding each person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director of the Company.

Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting

Cynthia M. Friend, Ph.D.	Age 62	Director Since 2016

Dr. Friend currently serves as Director of the Rowland Institute at Harvard University, a non-profit organization whose goal is to support the high risk/high reward research of early career scientists. In 2014, she became Director of the Energy Frontier Research Center for Sustainable Catalysis at Harvard University, a Department of Energy-funded multi-institution effort focused on the design of efficient catalytic processes, where her responsibilities include management of the fiscal health of the Center and strategic scientific planning. Dr. Friend became the Theodore Williams Richards Professor of Chemistry in 1998 and a Professor of Materials Science in 2002 at Harvard University. Since joining the Harvard University Department of Chemistry in 1982, Dr. Friend has served in a variety of senior faculty and leadership rules at Harvard, including member of the Advisory Board to the Dean of Faculty of Arts and Sciences from 1999 to 2012, Associate Director of the Harvard Materials Research Science and Engineering Center from 2001 to 2011 and Chair of the Harvard University Department of Chemistry and Chemical Biology from 2004 to 2007. Dr. Friend has received numerous awards for her scientific research and scholarship and has served on a number of research and scientific advisory boards and panels. Dr. Friend holds a Ph.D. in Chemistry from the University of California, Berkeley. Dr. Friend brings to the board extensive technical expertise and significant experience in the investment strategy and infrastructure of academic as well as government research markets. Further, Dr. Friend has substantial management experience in non-profit scientific institutions and brings to the board valuable insight into science policy and scientific research funding priorities.
Marc A. Kastner, Ph.D.	Age 71	Director Since 2015

Dr. Kastner currently serves as President of the Science Philanthropy Alliance, a non-profit organization whose goal is to increase private funding for fundamental research, a position he has held since March 2015. In January 2016 he became Donner Professor of Science Emeritus at Massachusetts Institute of Technology ("MIT"), having held the Donner Chair since 1989. After joining the MIT Department of Physics in 1973, Dr. Kastner served in a variety of senior faculty and leadership roles at MIT, including as Dean of the MIT School of Science from July 2007 to December 2014, Head of the MIT Department of Physics from 1998 to 2007, Director of MIT's Center for Materials Science and Engineering from 1993 to 1998 and as Associate Director of MIT's Consortium for Superconducting Electronics from 1989 to 1992. Dr. Kastner previously served a term on the Company's board of directors from February 2013 to May 2014. Dr. Kastner has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Kastner holds a Ph.D. in Physics from the University of Chicago. Dr. Kastner brings to the board significant expertise in recent and emerging scientific, technological and research funding trends, as well as in academic and government research markets, from which the Company derives approximately half of its revenues. Moreover, Dr. Kastner has extensive organizational and management experience in non-profit institutions and insights into U.S. government research management and priorities.
Dr. Kastner serves on the Company's Nominating Committee.

Gilles G. Martin, Ph.D.	Age 53	Director Since 2014

Dr. Martin is Chairman and Chief Executive Officer of the Eurofins Scientific Group, a Luxembourg-based international life sciences company with approximately 20,000 employees in laboratories located in 37 countries. The Eurofins Scientific Group provides a range of analytical testing services to clients across multiple industries. Dr. Martin is also a director of Eurofins Scientific SE, Analytical Bioventures SCA and certain of their affiliates. Dr. Martin founded the original Eurofins Scientific Nantes food authenticity laboratory in 1988 and is a past President of the French Association of private analytical laboratories, or APROLAB, and the North American Technical Committee for Juice and Juice Products. Dr. Martin holds a Ph.D. in Statistics and Applied Mathematics from Ecole Centrale, Paris, and a Master of Science from Syracuse University. As Chairman and Chief Executive Officer of Eurofins Scientific, the largest group of independent food testing laboratories in the world, Dr. Martin is and has been involved throughout his career with many generations of analytical instruments and their suppliers. Dr. Martin brings extensive international business and management experience in the life-science and analytical testing industries to the board, including specialized expertise in the environmental testing, food safety analysis, pharmaceutical research and clinical markets. Dr. Martin also brings an entrepreneurial perspective to the board.
Hermann Requardt, Ph.D.	Age 62	Director Since 2015

Dr. Requardt currently serves as an independent strategic advisor to a number of European public and private life science and healthcare technology companies. From 2009 to February 2015 he served as Chief Executive Officer of the healthcare division of Munich, Germany-based Siemens AG. He also served as Chief Technology Officer of Siemens AG from 2008 through 2011. Additionally, from 2006 through January 2015 he was a member of the Siemens AG Managing Board, during which time he also held a variety of regional and operational responsibilities at Siemens and its affiliates. Dr. Requardt joined Siemens Medical Solutions in 1984 and served there in roles of increasing responsibility before assuming global responsibility for the magnetic resonance business unit in 1994. Dr. Requardt is an honorary Professor of Physics at the University of Frankfurt and serves on several academic and industrial boards in Germany, including, among other positions, serving as Vice Chairman of Fraunhofer-Gesellschaft, Europe's largest application-oriented research organization, and as a member of the Executive Board of Acatech, the National Academy of Science and Engineering. He also is a member of the Advisory Board of Dekra SE, headquartered in Stuttgart, Germany, and the Supervisory Board of Sivantos Group, which was Siemens Audiology Solutions prior to its spin-off from Siemens AG in early 2015. Dr. Requardt holds a Ph.D. in Biophysics, with a focus on radiation biophysics and microbiology, from the University of Frankfurt. In addition to his global and technical industry expertise, Dr. Requardt brings to the board significant experience in the management and strategic planning of life sciences companies.
Dr. Requardt serves on the Company's Compensation Committee.

Nominee for Election to a Term Expiring at the 2018 Annual Meeting
Adelene Q. Perkins	Age 57

Ms. Perkins currently serves as Chief Executive Officer of Infinity Pharmaceuticals, Inc., a publicly traded clinical-stage biopharmaceutical company, a position she has held since January 2010. Ms. Perkins also has served as chair of Infinity Pharmaceuticals, Inc.'s board of directors since November 2012. Within Infinity Pharmaceuticals, Inc., Ms. Perkins served as President and Chief Business Officer from October 2008 through December 2009, and as Executive Vice President and Chief Business Officer from June 2002 to October 2008. Ms. Perkins served from 2000 to 2002 as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a privately-held specialty pharmaceutical company. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, now a unit of Pfizer. From 1985 to 1992, Ms. Perkins held a variety of positions at Bain & Company, a management consulting firm. Ms. Perkins currently serves on the board of directors of BIO (Biotechnology Industry Organization) and the Massachusetts Biotechnology Council, two biotechnology industry trade organizations, and is the Vice Chairman of the board of Project Hope, a not-for-profit social service agency. She previously served on the board of Padlock Therapeutics, Inc., a privately-held biotechnology company, prior to its acquisition by Bristol-Myers Squibb Company in 2016. Ms. Perkins holds an M.B.A. from the Harvard Business School, as well as a B.S. degree in chemical engineering from Villanova University. Ms. Perkins has more than 30 years of international business and corporate strategy experience and brings to the board a valuable understanding of the pharmaceutical and life sciences industries, as well as significant experience in various aspects of public company management and governance.
Directors Continuing in Office until the 2018 Annual Meeting
Chris van Ingen	Age 70	Director Since 2012

Chris van Ingen has served as an advisor to various life sciences and analytical technology companies since 2007, including Bruker and certain of its subsidiaries from 2008 until 2011. Mr. van Ingen also served as a director of Bruker Energy & Supercon Technologies, Inc. from 2009 through March 2013, including as chairman of the board of directors and member of the Compensation Committee from 2010 to March 2013. From 2001 until October 2007, he was President of the Life Sciences and Chemical Analysis Group at Agilent Technologies, Inc. Prior to joining Agilent, Mr. van Ingen was Vice President of Sales and Marketing at Hewlett Packard's Chemical Analysis Group and held other senior management positions at Hewlett Packard's Avondale Division and Netherlands Country Operation. Mr. van Ingen currently serves on the board of directors of Trinean N.V., a privately-held life sciences instrumentation company based in Belgium and also serves on the board of directors of Lifeonics Limited, a privately-held life sciences company based in New Zealand. Mr. van Ingen previously served as chairman of the board of directors and as a member of Audit Committee of Accelrys, Inc. from 2010 to 2014 and served on the board of directors and Compensation Committee of Promega Corporation, a privately-held biotechnology company, from 2010 to 2015. He also served on the board of directors and Compensation Committee of ProteinSimple, a privately-held life sciences company, from March 2014 until July 2014. Mr. van Ingen holds a B.S. degree in analytical chemistry. Mr. van Ingen brings to the board financial, sales and marketing, and general management experience in the analytical and life sciences industries, as well as significant experience in corporate governance, strategic planning and public company compensation matters.
Mr. van Ingen serves on the Company's Audit Committee and Nominating Committee.

Richard D. Kniss	Age 76	Director Since 2003

Mr. Kniss joined the Company's board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS, having served on the Bruker AXS board of directors since June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. From 2004 to 2008, Mr. Kniss served as chairman of the board of directors of AviaraDx, Inc. (formerly Arcturus Bioscience, Inc.), a life-science tools company acquired by BioMerieux. Mr. Kniss holds a B.S. from Brown University and a M.B.A. from Stanford University. Mr. Kniss has a strong executive background in the life sciences and analytical instruments industries, as well as experience in corporate governance and public company executive compensation matters.
Mr. Kniss is the chairman of the Company's Compensation Committee.
Joerg C. Laukien	Age 63	Director Since 2003

Mr. Joerg Laukien has served as Executive Chairman of Bruker BioSpin Corporation since 2010. Until December 2013, Joerg Laukien was a Managing Director of Bruker BioSpin MRI GmbH since 1997 and a Managing Director of Bruker Elektronik GmbH from 1991 until its merger with Bruker BioSpin GmbH in 2010, as a director and President of Bruker BioSpin MRI, Inc. from 1997 to 2010 and as a director of Bruker Energy & Supercon Technologies, Inc. from 2008 through March 2013. Joerg Laukien is the brother of Dr. Frank H. Laukien, the Chairman, President and Chief Executive Officer of the Company. Joerg Laukien serves as a member of the regional advisory council of Deutsche Bank AG in Germany. He holds a B.A. from the Verwaltungs- und Wirtschafts-Akademie in Karlsruhe, Germany. Joerg Laukien brings extensive executive experience within the Company to the Board, as well as experience in financial and strategic planning.
William A. Linton, Ph.D.	Age 69	Director Since 2000

Dr. Linton serves as the lead director of our board of directors. He was appointed lead director in March 2004 by the independent members of the board of directors. As lead director, Dr. Linton performs the usual responsibilities of a lead director including acting as a liaison between management and the board of directors. Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation, Madison, Wisconsin, a privately-held life science supply company founded by Dr. Linton. Dr. Linton received a B.S. degree from University of California, Berkeley in 1970 and honorary doctorate degrees from Hannam University (Korea) in 2004 and the University of Wisconsin Madison in 2015. Dr. Linton is a director of ALDA (Analytical, Life Science & Diagnostics Association), a director of Heffter Research Institute (a non-profit research institute), a member of the Supervisory Board of Eppendorf AG, Hamburg (a private life sciences company), founder and Executive Director of Usona Institute (a non-profit medical research organization) and President of the BioPharmaceutical Technology Center Institute (a non-profit organization). Dr. Linton brings to the board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and executive compensation matters.

Directors Continuing in Office until the 2019 Annual Meeting
Frank H. Laukien, Ph.D.	Age 57	Director Since 1991

Dr. Frank H. Laukien has been the Chairman, President and Chief Executive Officer of the Company since February 1991 and is the Company's largest shareholder. Dr. Laukien also serves as a director of various subsidiaries of the Company. Dr. Laukien is the brother of Joerg C. Laukien, a director of the Company. Dr. Laukien served as a director of ALDA (Analytical, Life Science & Diagnostics Association), an industry association formerly known as Analytical & Life Sciences Systems Association, or ALSSA, for several terms in the past, and was ALSSA Chairman from 2002 to 2003. Dr. Laukien holds a B.S. degree in physics from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. Dr. Laukien was a member of the Dean's Advisory Committee of the MIT School of Science until 2014, and served as a Trustee of the Rivers School in Weston, Massachusetts until mid-2013. As the Company's largest shareholder and based on his long history of leading the profitable growth of the Company, Dr. Laukien brings to the board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of the Company's operations. He also provides extensive executive experience in organizational management, strategic planning, finance, global business development and life-science tools markets, as well as the scientific and technical background required for a deep understanding of the Company's key technologies, markets and industry dynamics.
John Ornell	Age 59	Director Since 2015

Mr. Ornell is retired from Waters Corporation, where he served as Vice President, Finance and Administration and Chief Financial Officer from 2001 to 2013. During his time at Waters, he was also responsible for information technology, investor relations and the TA Instruments Division. Mr. Ornell joined Waters in 1994 and served there in a variety of operational and financial leadership roles before assuming the position of Waters' Chief Financial Officer. During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis. Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions. Mr. Ornell holds a Master of Business Administration degree from Southern New Hampshire University. Mr. Ornell brings to the board a depth of knowledge in the life sciences and analytical instruments industry, as well as a global perspective with significant experience managing the operational, strategic and financial matters of life sciences companies.
Mr. Ornell serves as Chair of the Company's Audit Committee.

Richard A. Packer	Age 59	Director Since 2007

Mr. Packer is a Primary Executive Officer of Asahi Kasei Corporation and co-leader of Asahi Kasei's healthcare business unit. Mr. Packer also serves as the non-executive Chairman of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. From November 1999 to April 2016, Mr. Packer was the Chief Executive Officer and a director of ZOLL. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL's President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He currently serves as a board member of the Medical Device Manufacturers Association and the ZOLL Foundation. Mr. Packer holds a M.B.A. from the Harvard Business School, as well as B.S. and M. Eng. degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the board significant experience in corporate governance, strategic planning and public company compensation matters.
Mr. Packer serves on the Company's Audit Committee and is the chairman of the Company's Nominating Committee.
Robert Rosenthal, Ph.D.	Age 60	Director Since 2015

Dr. Rosenthal currently serves as Chief Executive Officer of Taconic Biosciences, Inc., a privately-held provider of research models for the pharmaceutical and biotech industry, a position he has held since joining Taconic Biosciences in June 2014. Dr. Rosenthal also serves as a director of Taconic Biosciences. Dr. Rosenthal previously served since 1995 in a variety of senior management positions with companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools, most recently including from 2010 through 2012 as President and Chief Executive Officer of IMI Intelligent Medical Implants, AG, a medical technology company, and from 2005 through 2009 as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools. Dr. Rosenthal has served since 2007 as a director of Safeguard Scientifics, Inc., a publicly-traded provider of capital for early- and growth-stage companies, and as Chairman of the Board of Directors since May 2016. He also currently serves as a director of Galvanic Applied Sciences, Inc., a privately-held Canadian company. Earlier in his career, Dr. Rosenthal served in senior management positions at Perkin Elmer Inc. and Thermo Fisher Scientific, Inc. Dr. Rosenthal holds a Ph. D. from Emory University and a Master of Science degree from the State University of New York. Dr. Rosenthal brings to the board an extensive understanding of corporate governance due to his public company board experience as well as an entrepreneurial perspective due to his success as an entrepreneur.
Dr. Rosenthal serves on the Company's Audit Committee.

 BOARD LEADERSHIP STRUCTURE

        Under our bylaws, the chairman of the Company's board of directors has the power to preside at all meetings of the board. Dr. Frank Laukien, our Chief Executive Officer and President, serves as the Chairman of our board of directors and has done so throughout the time we have been a public company. Although the board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Our board of directors believes that it should have the flexibility to make these determinations at any given point in time in the way that it considers best to provide appropriate leadership for the Company at that time.

        The Chief Executive Officer is appointed by our board to manage the Company's daily affairs and operations. Dr. Laukien's extensive industry knowledge and long history of direct involvement in the Company's operations make him best suited to serve as Chairman in order to (i) lead the board in productive discussions on important matters affecting the Company; (ii) create a firm link between management and the board and promote the development and implementation of corporate strategy; (iii) determine necessary and appropriate agenda items for meetings of the board with input from the independent lead director and board committee chairpersons; and (iv) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the board. Additionally, his significant equity ownership, at approximately 25% of the outstanding shares of the Company's common stock, means that he has a close and direct alignment of interests with the interests of our other stockholders.

        While we believe that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of the Company and its stockholders at this time, our board structure also fosters strong oversight by independent directors. Since 2004, an independent lead director has been appointed by the independent directors to ensure an independent leadership contact. The lead director's responsibilities include: (i) consulting with the Chairman regarding agenda items for board meetings; (ii) chairing executive sessions of the independent directors; (iii) calling executive sessions of the independent directors of the board and advising the Chairman and Chief Executive Officer of actions or deliberations at such sessions; (iv) acting as a liaison between the independent directors and the full board, as necessary; and (iv) establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate board committees, procedures to govern the board's work, ensuring that the board of directors is appropriately approving strategy and supervising management's progress. Dr. William Linton has served in the role of lead director since the position was established in 2004. Our Chairman and Chief Executive Officer consults periodically with the lead director on governance matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the Chairman and the independent directors and presides at executive sessions of independent directors at regularly scheduled in-person board meetings. The board of directors believes that this approach appropriately and effectively complements the Company's combined Chairman and Chief Executive Officer.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

        There are currently thirteen members of our board of directors. Eleven of our current directors, Stephen W. Fesik, Cynthia M. Friend, Chris van Ingen, Marc A. Kastner, Richard D. Kniss, William A. Linton, Gilles G. Martin, John Ornell, Richard A. Packer, Hermann Requardt and Robert Rosenthal, meet the independence requirements of the NASDAQ Stock Market LLC, or NASDAQ, listing standards. All of our director nominees are independent under such standards. Our former directors Wolf-Dieter Emmerich and Brenda Furlong were also determined to be independent when serving as members of our board. In making its independence determinations, the board of directors considered, among other things, relevant transactions between the Company and entities associated with the independent directors, as further described in this proxy statement under the heading "Transactions with Related Persons," and determined that none have any relationship with the Company or other relationships that would impair the directors' independence.

        During 2016, the board of directors of the Company held four meetings. Our incumbent directors, on average, attended 98 percent of board and committee meetings during 2016. No director attended less than 75 percent of the total number of 2016 meetings of the board of directors and board committees of which he or she was a member. It is the policy of our board of directors that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Two directors attended our 2016 Annual Meeting.

        As described below, the board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

        Audit Committee.    The Audit Committee of the board of directors currently consists of Chris van Ingen, John Ornell, Richard A. Packer and, effective as of May 20, 2016, Robert Rosenthal, each of whom satisfies the applicable independence requirements of the rules and regulations of the SEC and NASDAQ. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee met ten times during 2016. Mr. Ornell, Chair of the Audit Committee, qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations.

        The Audit Committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, treasury, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to the Company by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant. The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by the Company's employees of concerns regarding questionable accounting or auditing matters. None of the members of the Audit Committee has participated in the preparation of any financial statements of the Company at any time during the last three fiscal years. The Audit Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Compensation Committee.    The Compensation Committee is comprised of Stephen W. Fesik, Richard D. Kniss and, effective as of April 1, 2016, Hermann Requardt, all of whom meet the independence requirements of the NASDAQ listing rules. The Compensation Committee met ten times during 2016. Mr. Kniss is the Chairman of the Compensation Committee. The Compensation Committee (i) administers the Company's stock incentive plan; (ii) determines the chief executive officer's salary, bonus, and equity based compensation; (iii) oversees the executive compensation program for the Company's other executive officers; and (iv) determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. From time to time, the Company expects that various of its senior executive officers will provide analysis and recommendations to the Compensation Committee on compensation issues, as requested by the Compensation Committee. In particular, the Chief Executive Officer annually evaluates the performance of the executive officers who report directly to him, including, without limitation, the Chief Financial Officer, and makes recommendations to the Compensation Committee regarding such executive officers' compensation. Additionally, the Chief Financial Officer provides the Chief Executive Officer input on the annual evaluations of the performance of the Company's other Named Executive Officers and makes recommendations to the Compensation Committee regarding compensation of these officers. The Compensation Committee reviews these performance evaluations and recommendations and discusses the recommendations with our Chief Executive Officer and, as appropriate, our Chief Financial Officer. In some cases, these discussions may lead to adjustments to an executive officer's performance evaluation and compensation recommendation. In other cases in which the Compensation Committee deems it appropriate, the evaluations and management recommendations may be approved by the Compensation Committee with little or no change. Our Chief Executive Officer, Chief Financial Officer and our Corporate Vice President—Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The Compensation Committee may, from time to time, meet in executive session without any executive officers or other members of management present. The Compensation Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Nominating Committee.    The Nominating Committee is comprised of Marc A. Kastner, Richard A. Packer and, effective as of May 20, 2016, Chris van Ingen, all of whom meet the independence requirements of the NASDAQ listing rules. Mr. Packer is the Chairman of the Nominating Committee. The purpose of the Nominating Committee is to assist the board in identifying and recruiting individuals qualified to become board members, consistent with criteria approved by the board, and to recommend to the board nominees for election to the office of director at the next annual meeting of stockholders, or for election to fill any vacancies between annual meetings. While the board of directors retains responsibility for selecting nominees and recommending them for election by the Company's stockholders, the Nominating Committee is responsible for developing and implementing a process to identify qualified and willing candidates for recommendation to the board. The Nominating Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        The Nominating Committee met four times during 2016. In addition to these meetings, members of the Nominating Committee communicated periodically throughout the year regarding candidates for director and director nomination matters. At a meeting held in February 2017, the Nominating Committee unanimously recommended each of the current nominees for director to the full board of directors.

        In addition to the standing committees described above, in 2013 the board of directors established a temporary BEST Special Committee, comprised of Chris van Ingen, Frank Laukien and Joerg Laukien, to focus on key issues relating to the Company's Bruker Energy and Supercon Technologies division. The BEST Special Committee was terminated effective April 1, 2016.

DIRECTOR NOMINATIONS

        On March 3, 2004, the Company adopted a policy by board resolution governing the nomination of directors, according to which the full board of directors approves all nominees for board membership. All nominees must also be approved by a majority of the Company's independent directors. Upon recommendation of the Nominating Committee, the qualifications of candidates will be reviewed by at least a majority of the independent directors of the Company, as well as the full board of directors. Stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to stockholders for election as described below.

        The process followed to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Nominating Committee, the independent directors and the board. The Nominating Committee, the independent directors and the board are each authorized to retain advisers and consultants and to compensate them for their services. No such advisers or consultants were retained for this purpose during 2016.

        The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but strives to identify and recruit director candidates with a variety of complementary skills, expertise and backgrounds so that, as a group, the board will possess the appropriate talent, skills and expertise to oversee the Company's business. The Committee seeks to promote through the nominations process an appropriate diversity in board composition, recognizing that the Corporation's businesses and operations are diverse and global in nature. In considering individual director candidates, the Committee takes into account such factors as diversity in professional experience, skills and background, as well as diversity in gender, race and ethnicity. Search firms retained to assist the Committee are advised to actively seek to identify qualified, diverse candidates, including women and minorities.

        In considering whether to recommend any candidate for inclusion in the board's slate of recommended director nominees, the board and the independent directors apply the criteria which are set forth in a resolution of the board approved and adopted on March 3, 2004.

        These criteria include, but are not limited to, the following:

  •
  experience in aspects of business or technology relevant to the Company's business;

  •
  sufficient time available to devote to the affairs of the Company;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a board member; and

  •
  communication, decision-making and interpersonal skills.

        The board and the independent directors may also consider the following for some of the director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  independence, as determined in accordance with SEC rules and regulations and NASDAQ listing standards;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into the Company, its strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and NASDAQ definitions.

        In evaluating candidates recommended by the Nominating Committee, the board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, backgrounds and abilities that will allow the board to fulfill its responsibilities.

        Although the Company does not have a specific policy with respect to the nomination of directors by stockholders, the Nominating Committee will consider nominations made by stockholders. The Company believes that it is not necessary to have a policy for director nominations by stockholders because the board of directors, including the Nominating Committee and the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the board of directors due to the directors' intimate knowledge of the Company and the life science industry. However, stockholders may communicate directly with the Nominating Committee of the board of directors by written communication submitted to Richard M. Stein at the address set forth below under "Stockholder Communications." Mr. Stein shall be primarily responsible for monitoring the communications and providing summaries or copies of such communications to the Nominating Committee or the board of directors as he deems appropriate, and, as described below, will submit communications to the Nominating Committee or the board of directors, as appropriate, relating to corporate governance matters and long-term corporate strategy. Stockholders may use this process to suggest potential nominations to the board of directors. Such suggested nominations shall be forwarded to the Nominating Committee and the proposed candidates shall be evaluated using substantially the same process and applying the same criteria as used and applied in evaluating candidates submitted by board members. Nominations must be received by the Company within the timeframe set forth herein under "Time for Submission of Stockholder Proposals."

        At the 2017 Annual Meeting, stockholders will be asked to consider the re-election of Cynthia M. Friend, Marc A. Kastner, Gilles G. Martin and Hermann Requardt to serve as Class II directors and the election of Adelene Q. Perkins to serve as a Class III director. Each of the nominees is standing for election following the unanimous recommendation for nomination first by the Nominating Committee, and then by the full board of directors, including the unanimous approval of all of the Company's independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

        Our board of directors considers general oversight of the Company's risk management efforts to be a responsibility of the entire board. The Audit and Compensation Committees assist the board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full board of directors, the Audit Committee in the case of financial and compliance risks that are within the oversight of the Audit Committee or the Compensation Committee in the case of matters relating to our compensation policies and practices, receives these reports from members of management to enable the board or the Audit or Compensation Committee, as applicable, to understand the Company's risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, our senior director of internal audit, who reports directly to our Chief Financial Officer, also has a dotted line reporting relationship to the chairperson of the Audit Committee. The Audit Committee chairperson is authorized to give instructions and assignments directly to the senior director of internal audit, as to which assignments the director of internal audit reports directly and only to the Audit Committee chairperson. When a report is evaluated at the Audit Committee level, the chairperson of the Audit Committee subsequently reports on the matter to the full board to ensure coordination of the board's risk oversight activities. Our board of directors also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

COMPENSATION OF DIRECTORS

        We pay the non-employee members of our board of directors a mix of cash and share-based compensation based on the determination of the Compensation Committee. Employee directors, including Dr. Frank Laukien and Mr. Joerg Laukien, receive compensation only as employees of the Company and receive no additional compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or board committees.

Components of Director Compensation

        During 2016, directors other than employee directors were paid cash compensation according to the following schedule:

2016 Director Cash Compensation
Board Service	$40,000
Audit Committee Service	$18,000
Audit Committee Chair	$15,000
Compensation Committee Service	$8,000
Compensation Committee Chair	$5,000
Nominating Committee Service	$2,000
Nominating Committee Chair	$3,000
BEST Special Committee Service	$9,000
BEST Special Committee Chair	$6,000
Attendance Fees per Board meeting	$1,500

        In addition to the cash component of director compensation, it is currently our policy to grant non-employee directors as a component of their compensation an annual equity award. These awards from 2013 through 2016 consisted of an option to purchase 10,000 shares of common stock, with an exercise price equal to the fair market value of our common stock on the date of grant and vesting over a three-year period in approximately equal annual increments. Additionally, it has been our policy to grant a stock option award to each newly-elected non-employee director, effective upon commencement of service on the board, upon terms consistent with those of the annual awards to incumbent non-employee directors. The number of shares underlying such new director awards are determined as follows: 10,000 shares if elected to service commencing in the first quarter of the calendar year; 7,500 shares if elected to service commencing in the second quarter of the calendar year; 5,000 shares if elected to service commencing in the third quarter of the calendar year; and 2,500 shares if elected to service commencing in the fourth quarter of the calendar year.

        On January 5, 2016, the Company granted each non-employee director an annual equity award consisting of an option to purchase 10,000 shares of common stock. The 2016 option awards vest ratably in annual installments over three years on the anniversary of the grant date, beginning on January 5, 2017. Upon initial election to our board of directors in May 2016, Ms. Friend received an award of options to purchase 7,500 shares of common stock, subject to three-year vesting.

        The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2016. The compensation paid to Dr. Frank Laukien, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 50 of this proxy statement. The compensation paid in 2016 to Mr. Joerg Laukien as an employee of the Company is described in this proxy statement under the heading "Transactions with Related Persons."

 2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Wolf-Dieter Emmerich(2)	22,368	110,200	132,568
Stephen W. Fesik	54,000	110,200	164,200
Cynthia M. Friend(3)	27,505	73,050	100,555
Brenda J. Furlong(4)	31,277	110,200	141,477
Chris van Ingen	68,975	110,200	179,175
Marc A. Kastner	48,000	110,200	158,200
Richard D. Kniss	57,500	110,200	167,700
William A. Linton	46,500	110,200	156,700
Gilles G. Martin	46,000	110,200	156,200
John Ornell	73,190	110,200	183,390
Richard A. Packer	69,000	110,200	179,200
Hermann Requardt	52,000	110,200	162,200
Robert Rosenthal	57,027	110,200	167,227

(1)
Reported amounts reflect the grant date fair value of stock options granted to each director in 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2016 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2017. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

As of December 31, 2016, our non-employee directors held the following aggregate vested and unvested options to purchase common stock of the Company:

Name	Number of Vested Options	Number of Unvested Options
Wolf-Dieter Emmerich	—	—
Stephen W. Fesik	31,900	20,100
Cynthia M. Friend	—	7,500
Brenda J. Furlong	—	—
Chris van Ingen	9,900	20,100
Marc A. Kastner	3,300	16,700
Richard D. Kniss	49,900	20,100
William A. Linton	49,900	20,100
Gilles G. Martin	9,900	20,100
John Ornell	1,700	13,300
Richard A. Packer	49,900	20,100
Hermann Requardt	1,700	13,300
Robert Rosenthal	825	11,675
(2)
Dr. Emmerich's term of service on the board of directors expired May 20, 2016.

(3)
Dr. Friend was elected to the board of directors effective May 20, 2016.

(4)
Ms. Furlong's term of service on the board of directors expired May 20, 2016.

        Following a review of director compensation in 2016, the board of directors, upon the recommendation of the Compensation Committee, approved certain changes in our standard director compensation arrangements. The changes, which became effective January 1, 2017, include the following:

  •
  A change in the form and amount of annual non-employee director equity compensation from awards of options to purchase 10,000 shares of common stock, subject to three-year vesting, to awards of restricted stock units valued at $100,000 as of the grant date. The restricted stock unit awards will vest in a single installment on the first anniversary of the grant date.

  •
  Initiation of a Lead Director fee in the annual amount of $10,000.

  •
  Elimination of meeting attendance fees.

  •
  An increase in (a) the annual board service fee from $40,000 to $60,000; (b) the Compensation Committee chair annual fee from $5,000 to $10,000; (c) the Nominating Committee chair annual fee from $3,000 to $6,000; and (d) the Nominating Committee member annual fee from $2,000 to $3,000.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of April 5, 2017 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of our directors and nominees for director, (iii) each named executive officer of the Company, as defined under the heading "Summary of Executive Compensation," and (iv) all directors and executive officers who served as directors or executive officers as of April 5, 2017 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Named Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	40,490,947	25.3%
Anthony L. Mattacchione(3)	82,635	*
Mark R. Munch(4)	118,388	*
Juergen Srega(5)	154,566	*
René Lenggenhager	—	*
Stephen W. Fesik(6)	41,900	*
Cynthia M. Friend(7)	2,475	*
Chris van Ingen(8)	19,900	*
Marc A. Kastner(9)	9,900	*
Richard D. Kniss(10)	96,076	*
Joerg C. Laukien	15,212,295	9.5%
William A. Linton(11)	106,650	*
Gilles G. Martin(12)	19,900	*
John Ornell(13)	5,000	*
Richard A. Packer(14)	89,007	*
Adelene Q. Perkins	—	*
Hermann Requardt(15)	5,000	*
Robert Rosenthal(16)	4,125	*
All executive officers and directors as a group (18 persons)(17)	56,504,858	35.2%

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
5% Beneficial Owners
T. Rowe Price Associates, Inc.(18)	28,852,947	17.9%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group(19)	9,555,341	6.0%
100 Vanguard Blvd.
Malvern, PA 19355

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes options to purchase 84,226 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 140,659 shares of restricted common stock. Also includes: 1,846,499 shares owned by Robyn Laukien as to which Dr. Laukien has sole voting power; 336,607 shares held by each of his adult children, as to which Dr. Laukien has sole voting power and shared investment power; and 224,522 aggregate shares held as custodian for the benefit of his minor children, as to which Dr. Laukien has sole voting and investment power. 5,000,000 shares have been pledged by Dr. Laukien to secure a personal loan. Dr. Laukien retains voting power of all such pledged shares. Does not include 6,920 shares held in trust for Dr. Laukien's adult daughter, 7,400 shares held by Dr. Laukien's adult son or 1,042 shares held by his spouse, in each case as to which Dr. Laukien disclaims beneficial ownership.

(3)
Includes options to purchase 70,767 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof and 11,868 shares of restricted common stock.

(4)
Includes options to purchase 73,724 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof and 37,205 shares of restricted common stock.

(5)
Includes options to purchase 93,545 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof and 36,772 shares of restricted common stock.

(6)
Includes options to purchase 41,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(7)
Includes options to purchase 2,475 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(8)
Includes options to purchase 19,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(9)
Includes options to purchase 9,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(10)
Includes options to purchase 59,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(11)
Includes options to purchase 59,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(12)
Includes options to purchase 19,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(13)
Includes options to purchase 5,000 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(14)
Includes options to purchase 59,900 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(15)
Includes options to purchase 5,000 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(16)
Includes options to purchase 4,125 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(17)
Includes options to purchase 653,781 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(18)
According to a Schedule 13G filed February 7, 2017, T. Rowe Price Associates, Inc. ("Price Associates") beneficially owns, or may be deemed to beneficially own, 28,852,947 shares as a result of acting as investment advisor to various investment companies, including the T. Rowe Price Mid-Cap Growth Fund, Inc. (the "Fund"), and institutional clients. Price Associates reported sole power to dispose of 28,852,947 shares and sole power to vote or direct the voting of 7,162,785 shares. The Fund reported sole power to vote or direct the voting of 9,400,000 shares.

(19)
According to a Schedule 13G filed February 10, 2017, The Vanguard Group ("Vanguard") and certain of its affiliates, subsidiaries and other companies beneficially own, or may be deemed to beneficially own, 9,555,341 shares. Vanguard reported sole power to dispose of 9,485,264 shares, sole power to vote or direct the voting of 61,746 shares and shared power to vote or direct the voting of 14,151 shares.

 EXECUTIVE OFFICERS

        Our executive officers are designated annually by the board of directors. The persons listed below are serving as the Company's executive officers for the fiscal year ending December 31, 2017. Each of these executive officers also served as executive officers of the Company throughout the fiscal year ended December 31, 2016.

Name	Age	Position
Frank H. Laukien, Ph.D.	57	Chairman, President and Chief Executive Officer
Anthony L. Mattacchione	54	Senior Vice President and Chief Financial Officer
Mark R. Munch, Ph.D.	55	Executive Vice President, President of Bruker Nano Group and Bruker Nano Surfaces Division
Juergen Srega	62	President, Bruker CALID Group and Bruker Daltonics Division

        For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director of the Company, please see "Certain Information Regarding Directors and Nominees" above. Biographical information relating to our current non-director executive officers is presented below. As previously reported in our Current Report on Form 8-K filed with the SEC on December 5, 2016, Dr. René Lenggenhager, who served as President of the Bruker BioSpin Group throughout the fiscal year ended December 31, 2016 and is a "named executive officer" as discussed in this proxy statement under the heading "Compensation Discussion and Analysis," resigned from the Company, effective February 24, 2017. Dr. Lenggenhager continued to serve as President of the Bruker BioSpin Group and as an executive officer of the Company until the effective date of his resignation.

        Anthony L. Mattacchione.    Mr. Mattacchione has served as the Company's Senior Vice President and Chief Financial Officer since February 2016. Mr. Mattacchione served as the Company's Interim Chief Financial Officer from June 2015 until his appointment as Chief Financial Officer. Mr. Mattacchione joined the Company as Senior Vice President, Corporate Finance and Accounting in February 2013, with responsibility for the Company's global finance and accounting functions, including financial planning and analysis, corporate accounting, treasury, tax, shared financial services, internal controls and audit and global ERP business processes. Prior to joining the Company, Mr. Mattacchione served as Chief Financial Officer of EMD Millipore Corporation, a subsidiary of Merck KGaA, and as Vice President, Controller and Chief Accounting Officer of Millipore Corporation from April 2006 until his appointment as Chief Financial Officer of EMD Millipore following the acquisition of Millipore by Merck KGaA. From 1990 to April 2006, Mr. Mattacchione served in various financial roles at Gerber Scientific, Inc., including as Treasurer, Corporate Controller and Chief Accounting Officer. Mr. Mattacchione was a senior auditor at Price Waterhouse LLP from 1988 to 1990. Mr. Mattacchione is a Certified Public Accountant in the State of Connecticut and holds a M.B.A. in finance from the University of Connecticut and a B.S. in accounting from Central Connecticut State University.

        Mark R. Munch, Ph.D.    Dr. Munch has served since September 2012 as President, Bruker Nano Group, with responsibility for management of the global operations of our Bruker Nano Group, which manufactures and distributes the Company's advanced analytical X-ray technologies and spark-optical emission spectroscopy, atomic force microscopy, fluorescence microsocopy, and stylus and optical metrology instrumentation used in non-destructive molecular, materials and elemental analysis. He has also served, since July 2015, as an Executive Vice President of the Company, and in that capacity is responsible for providing oversight to the Company's global information technology function and enterprise resource planning, as well as other strategic management development and business process initiatives. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly-owned subsidiary of the Company, since October 2010. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010, Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch's background includes over 26 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and Ph.D. in Chemical Engineering from Stanford University.

        Juergen Srega.    Mr. Srega has served as President of the Bruker CALID Group since January 2013, with responsibility for management of the global operations of our Bruker CALID Group, which manufactures and distributes the Company's mass spectrometry and chromatography instruments for life science and applied markets, as well as analytical instruments for chemical, biological, radiological, nuclear and explosives detection and research and process instruments based on infrared and Raman molecular spectroscopy technologies. Mr. Srega also serves as a Managing Director of Bruker Daltonik GmbH, an indirect wholly-owned subsidiary of the Company located in Germany. Prior to joining the Company, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics headquartered in Waltham, Massachusetts. At Thermo Fisher Scientific, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a B.A. in Finance from Nord Akademie in Hamburg, Germany and a B.A. in Engineering from Karlsruhe University of Applied Science in Karlsruhe, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes the principles, objectives, and features of our executive compensation program, which is generally applicable to each of our senior officers. However, this CD&A focuses primarily on the program as applied to our Chief Executive Officer and the other executive officers listed below and included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the "named executive officers."

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  Dr. Frank H. Laukien, Chairman, President and Chief Executive Officer

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  Mr. Anthony L. Mattacchione, Senior Vice President and Chief Financial Officer

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  Dr. Mark R. Munch, Executive Vice President and President, Bruker Nano Group and Bruker Nano Surfaces Division

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  Mr. Juergen Srega, President, Bruker CALID Group and Bruker Daltonics Division

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  Dr. René Lenggenhager, Former President, Bruker BioSpin Group

        Dr. Lenggenhager, President of the Bruker BioSpin Group throughout 2016, resigned from the Company effective February 2017. This former executive officer is included as a named executive officer in this proxy statement pursuant to applicable rules of the SEC.

Executive Overview

        Our executive compensation program is designed to attract, motivate, retain and reward the individuals that lead the Company and that are responsible for developing and executing the overall business strategy. Our approach to compensation for our executive officers targets a mix of competitive salaries, performance-based cash incentive awards linked to corporate and individual objectives and long-term equity incentive awards. The majority of our executive officers' pay opportunities are in the form of incentives, rather than base salary, with a significant amount of those opportunities tied to long-term equity incentive awards, thereby strongly linking the interests of our overall pay program with those of our shareholders. We provide limited perquisites and no excise tax gross ups. We also have a recoupment ("clawback") provision under our 2016 incentive plans that allows us to seek reimbursement of short-term incentive payments and repayment of stock award gains in the following circumstances: (a) to the extent of the excess of what would have been paid to the participant in the event of a restatement, due to material noncompliance with any financial reporting requirements, that is required to be prepared at any time during the three-year period following such payment or (b) in the event the recipient engages in activities that are detrimental to the business of the Company.

        We believe that our compensation policies and practices are effectively designed to motivate and reward performance, and that the mix of compensation elements creates incentives that are closely aligned with increasing shareholder value without encouraging excessive or unnecessary risk-taking.

        Our business strategy is to create value for our stockholders based on our ability to innovate and generate revenue growth, both organically and through acquisitions. Achieving improvements in our gross profit margins, operating margins and cash flow are also critical to our success. In 2016, our revenues declined by $12.5 million, or 0.8%, to $1,611.3 million from $1,623.8 million in 2015. Included in 2016 revenues was an increase of approximately $32.4 million related primarily to the acquisition of Jordan Valley Semiconductors, Ltd. and a decrease of approximately $8.3 million from the impact of foreign exchange due to the strengthening of the U.S. Dollar versus the Euro, Swiss Franc and other currencies. Adjusted for our recent acquisitions and changes in foreign exchange rates, our organic revenue, a non-GAAP measure, decreased by $36.6 million, or 2.3%. The decline in organic revenue primarily impacted the Bruker CALID and Bruker Nano Groups, driven by weak European research funding and global industrial markets conditions. Weakness in these segments was partially offset by revenue growth in the Bruker BioSpin Group. While our revenues declined, our gross profit increased and our gross profit margin for fiscal 2016 rose 250 basis points to 46.1% from 43.6% for fiscal 2015. Similarly, our operating income for fiscal 2016 increased to $177.2 million, or 11.0% of revenues, from $145.7 million, or 9.0% of revenues, for fiscal 2015. The increase in gross and operating margins resulted primarily from the favorable impact of our recent restructuring and operational initiatives, the impact of pricing increases and a favorable business mix within our Bruker BioSpin Group, as well as the impact of our acquisition of Jordan Valley. As a result of these factors, as well as a lower effective tax rate and the favorable impacts of foreign currency transaction gains and share repurchases, our reported earnings per share increased from $0.60 in 2015 to $0.95 in 2016. Additionally, our working capital ratio remained relatively consistent, with working capital per dollar of revenue of $0.371 in 2016 compared to $0.360 in 2015.

        To supplement our financial results prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide certain non-GAAP financial measures to investors, including organic revenue as discussed above. We define the term organic revenue as GAAP revenue, excluding the effect of foreign currency changes and the effect of acquisitions and divestitures, and believe it is a useful measure to evaluate our continuing business. The presentation of this non-GAAP financial measure is not intended to be a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP and may be different from non-GAAP financial measures used by other companies, and therefore, may not be comparable among companies. We believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance. Specifically, management believes this non-GAAP measure provides relevant and useful information which is widely used by analysts, investors and competitors in our industry, as well as by our management, in assessing both consolidated and business unit performance.

        Although we significantly exceeded our goal for improvement in our non-GAAP earnings per share at the Corporate level, we did not fully achieve the other Corporate level financial goals established by the Compensation Committee for 2016. Our underlying business results also were mixed, with the Bruker CALID and Bruker Nano Groups underachieving on all Group level financial metrics, and the Bruker BioSpin Group overachieving with respect to its Group level profitability goals but failing to fully achieve other financial targets. However, our management team continued to make significant progress on a number of strategic initiatives aimed at reducing our operating costs and improving our operating efficiency, which we believe will contribute to positive shareholder value creation over the long-term. Consequently, consistent with our pay for performance philosophy, the 2016 cash incentive awards approved for our executive officers reflect these mixed results and, with the exception of the award earned by Dr. Lenggenhager, were below target award levels.

        Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2016, as approved by the Compensation Committee:

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  Salaries.  For fiscal 2016, the Compensation Committee evaluated our executive officers' base salaries in light of competitive market levels and approved an 8.8% salary increase for Dr. Frank Laukien, our Chief Executive Officer. The Compensation Committee considered this adjustment appropriate based on peer group survey data, as Dr. Laukien's base salary and total target cash compensation continue to be significantly below the market median for chief executive officers of the Company's compensation peer group. The 2016 base salaries for each of our other executive officers were set at levels which the Compensation Committee considered appropriate given their respective responsibilities, overall performance and competitive market conditions.

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  Performance-Based Cash Incentive Awards and Payouts.  Consistent with our pay-for-performance philosophy, a significant portion of our executive officers' total compensation potential for fiscal 2016 was linked to achievement of corporate and individual quantitative and qualitative goals. Additionally, as executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on and varies based on Company and individual performance. For example, the Chief Executive Officer's variable cash compensation represented nearly 60% of his total cash compensation opportunity based on target levels. For the remaining named executive officers, cash-based variable pay represented approximately 35% of total cash compensation based on target levels, tying over one-third of their total earnings opportunity to strategic performance objectives which are aligned with shareholder value creation.

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  As in past years, the Compensation Committee established specific fiscal year 2016 financial quantitative and individual goals for our executive officers. Quantitative performance goals represented 70% of each of our executive officers' total cash incentive compensation potential, with the remaining 30% allocated to individual qualitative performance goals established by the Compensation Committee.

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  The Compensation Committee approved 2016 quantitative financial performance targets related to revenue growth, operating profit improvement, earnings per share growth and working capital management for our corporate level executives, including Dr. Laukien and Mr. Mattacchione, based on our business plan goals for these key metrics. The Compensation Committee selected as 2016 metrics the same metrics used to measure 2015 performance, as they continued to be considered the critical operating imperatives for our business. The quantitative performance targets approved by the Compensation Committee for our executive officers with primary operating Group management responsibilities, including Mr. Srega and Drs. Lenggenhager and Munch, varied based on key performance drivers for their respective operating Group, with approximately 85% of such targets allocated to Group financial performance (60% of the total 70%) and approximately 15% (10% of the total 70%) allocated to Corporate financial objectives.

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    Payment for cash incentive bonuses linked to the achievement of pre-established quantitative financial performance goals is calculated based on percentage achievement of the respective goals relative to a threshold level of performance established by the Compensation Committee based on our 2015 financial results and the goals included in our 2016 business plan. In the case of the cash incentive payment for the quantitative portion of Dr. Munch's 2016 incentive plan, however, the Compensation Committee determined that a 50% floor on achievement was appropriate in light of sustained weakness in certain of the Bruker Nano Group's end markets. While there is no maximum payout for any individual financial quantitative goal, total incentive award payouts, after combining both financial and individual portions, are subject to a maximum payout amount equal to 200% of the individual's incentive award target.

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    Annual cash incentive awards for fiscal 2016 rewarded our executive officers for generally strong operational performance relative to their individual goals, and also reflected the fact that our financial performance was mixed across the Groups. Examples of operational successes include closing several strategic acquisitions, launching and ramping volume of new product innovations, continuing to build operational efficiencies and lean strategies throughout the Company, and implementing tax planning strategies to optimize effective tax rates around the world. Based on 2016 quantitative goals and performance results, cash incentive payments calculated for performance against quantitative goals ranged from 26% to 116% of our named executive officers' target bonuses linked to their 2016 quantitative performance goals. In addition, cash incentive payments calculated for performance against 2016 individual qualitative performance goals amounts ranging from 85% to 103% of our named executive officers' target bonuses linked to their individual performance goals. Reflecting this performance, total cash incentive payouts to our named executive officers for 2016 ranged from 45% to 110% of incentive award targets.

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  Long-Term Incentive Awards.  In 2016, the Compensation Committee approved long-term incentive awards to our named executive officers and senior management team, including awards of stock options and restricted stock, in each case subject to time-based vesting. The value of such awards to our Chief Executive Officer approximated 3.3 times his base salary and almost 60% of his total direct compensation, which includes base salary, target bonus and long-term equity incentives, thus linking a significant portion of his total compensation to shareholder value. Our Group presidents, Drs. Lenggenhager and Munch and Mr. Srega, and our Chief Financial Officer also were awarded significant equity stakes, approximating 1.4 times their base salaries, and had long-term incentives comprise approximately 50% of their total direct compensation. On balance, the named executive officers in total had approximately 50% of their total direct compensation delivered in the form of equity awards. We believe the combination of a high proportion of total compensation tied to share price performance and a four year vesting period for option and restricted stock and restricted stock unit awards further aligns the interests of our executives with the long-term interests of our stockholders.

2014 Say on Pay Vote

        At the Company's 2011 Annual Meeting of Stockholders, our stockholders voted on a proposal on the frequency of future stockholder advisory votes regarding the compensation of the Company's named executive officers. A frequency of once every three years received the highest number of votes cast, as well as a majority of the votes cast on the proposal. Accordingly, we hold an advisory say on pay vote every three years. In May 2014, our stockholders cast the most recent advisory vote on the Company's executive compensation decisions and policies as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders. Over 98% percent of the shares voted on the matter at the 2014 Annual Meeting of Stockholders approved the compensation decisions and policies described in the 2014 proxy statement. The Compensation Committee considered this result in 2014 and subsequent years and determined that it was not necessary to make any material changes to the Company's compensation policies and practices in response to the most recent advisory vote. However, the Compensation Committee regularly reviews the compensation programs of our executive officers to ensure that they achieve our objectives.

        At the 2017 Annual Meeting, our stockholders are being asked to cast a vote on the frequency of future stockholder advisory votes regarding executive compensation and an advisory vote regarding executive officer compensation. The Compensation Committee is recommending a frequency of once every three years for holding future stockholder advisory votes regarding the compensation of the Company's named executive officers. This triennial frequency is consistent with our long-term view of compensation and performance and our overall pay-for-performance philosophy, and was favored by approximately 61% of the stockholders who voted on the proposal regarding the frequency of future advisory votes on executive compensation at the Company's 2011 Annual Meeting of Stockholders. We believe that triennial votes will encourage and allow our stockholder and management to focus on evaluating the long-term effectiveness of our compensation philosophy and practices, while avoiding excessive focus on short-term variations in compensation and business results.

Executive Compensation Philosophy and Process

  Key Considerations in Setting Compensation

        Our key objectives in structuring and determining executive compensation are to:

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  attract and retain qualified executive officers by offering competitive and comprehensive compensation packages;

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  motivate existing officers to perform by providing meaningful incentive-based compensation;

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  align compensation with Bruker Corporation's annual and long-term strategic performance goals; and

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  balance both the short-term goals of the Company with a focus on creating long-term value for our stockholders, without encouraging excessive or unnecessary risk-taking.

        To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting or exceeding certain pre-determined performance goals. Executive compensation at Bruker is based in large part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short and long term strategic performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and annual performance incentives, a portion of which is tied to the individual's performance, and we augment this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of shareholder value through grants of equity incentive awards with extended multi-year vesting schedules.

  Role of the Compensation Committee

        Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee oversees the Company's equity incentive plan,

including determining overall option and restricted stock award guidelines and aggregate share usage and dilution levels, determines the Chief Executive Officer's salary, target and actual bonus, and equity-based compensation, oversees the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers listed in the Summary Compensation Table included in this proxy statement as well as for other officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

        The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. Generally, the process begins with the Chief Executive Officer completing a self-evaluation, which is submitted to the Compensation Committee for review and discussion. As part of this review, the Chairman of the Compensation Committee may solicit views from other members of our board of directors, after which the Chairman of the Compensation Committee provides feedback to the Chief Executive Officer. The Compensation Committee uses this evaluation along with market data comprised of peer group and salary survey information in setting the Chief Executive Officer's compensation.

        For executive officers other than our Chief Executive Officer, the Compensation Committee relies primarily on input and recommendations from our Chief Executive Officer in the case of our Chief Financial Officer and Group presidents. Our Chief Executive Officer, Chief Financial Officer and Corporate Vice President of Human Resources also may contribute input to the Compensation Committee in connection with its evaluation of executive officers' performance objectives and performance of the executive officers against those objectives to assist it in making appropriate decisions regarding salary and incentive awards. The Corporate Vice President of Human Resources may also provide market analyses and other relevant market intelligence to the Compensation Committee as part of its evaluation and deliberations.

        Prior to the end of the first quarter of each fiscal year, the Compensation Committee reviews and approves changes to our executive officers' total target cash compensation, including base salary and target incentive compensation. Also during this time, the Compensation Committee reviews recommendations from management on the most recently completed fiscal year short-term incentive compensation programs relative to anticipated corporate and individual performance. Additionally, during the third and fourth quarters of each fiscal year, the Compensation Committee reviews and makes recommendations to the full board of directors regarding any changes to board compensation. The Compensation Committee generally reviews recommendations for long-term equity incentive awards during the second and third quarters of the fiscal year.

        The Compensation Committee assesses competitive market compensation for our executive officers using a variety of external sources, including cash and long-term incentive compensation data derived from independent sources, including market surveys and proxy information, for a reference group of publicly-traded companies in the same or similar industries. Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a "market check" to help ensure that individual cash compensation levels remain reasonable and competitive. The Company has retained independent consulting firm Radford Consulting, or Radford, since September 2013 to provide support in evaluating the Company's executive compensation levels and practices, particularly with respect to total direct compensation, internal pay equity, pay for performance alignment, and long-term incentive award levels, and types of equity vehicles and processes, including the impact of overall stockholder dilution resulting from equity awards.

        The Compensation Committee retains the discretion to approve awards in excess of those calculated to have been earned under the pre-established cash incentive plans of our executive officers in recognition of exceptional individual performance or contributions to Company performance. Additionally, the Compensation Committee may exercise its discretion not to approve cash incentive plan awards calculated to have been earned under a pre-established cash incentive plan of an executive officer in the event the Compensation Committee determines that such executive officer has violated Company policies or has failed to meet minimum performance expectations of an executive officer in that executive's position. The Compensation Committee may also recoup incentive compensation payments if it determines that a recipient has engaged in activities detrimental to the Company's business, as well as excess payments made resulting from a financial restatement which results from material non-compliance with accepted financial requirements or reporting standards.

  Role of Management

        The Chief Executive Officer, with the assistance of the Chief Financial Officer, is responsible for making recommendations to the Compensation Committee for our Company-wide financial performance goals and their respective weightings. He is also responsible for making recommendations to the Compensation Committee for the individual incentive goals and weightings for the Company's other executive officers. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own cash incentive plan, including the goals, weightings and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and Chief Financial Officer and determines the final incentive plan structure and goals for each of the executive officers, including threshold and target performance levels. After the close of the fiscal year, the Chief Executive Officer, assisted by the Chief Financial Officer and the Corporate Vice President of Human Resources, provides the Compensation Committee with his assessment of the performance of the other executive officers against their respective bonus goals and proposed cash incentive payout. When determining the cash incentive plan payout for our executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on its assessment of each executive officer's performance relative to his or her performance-based goals.

        The Chief Executive Officer and the Corporate Vice President of Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting compensation recommendations, including the results of annual performance evaluations for our Chief Executive Officer, Chief Financial Officer and our other named executive officers. The Chief Financial Officer also participates in Compensation Committee meetings to provide perspective and supplemental information related to the quantitative financial goals and other financial plan topics.

  Role of Compensation Consultants

        In light of the growth and evolution in recent years in the size and complexity of the Company and its global operations, changes in the competitive landscape as a result of industry consolidation and changes in the Company's own organizational and management structure, the Compensation Committee and management have worked with Radford to, among other things, review market surveys, observations and recommendations regarding our executive compensation program relative to other similarly situated public companies and receive external perspectives on evolving trends related to executive compensation program design, best practices and changes in the regulatory landscape.

        Since September 2013, Company management has engaged Radford to provide support to management and the Compensation Committee, including the selection of a peer group of companies and development of peer group survey data, as well as analysis and advice on the Company's executive compensation structure, program design and market practices. Services provided during fiscal 2016 by

Radford under its engagement with the Company included working with the Company to assess the current peer group for reasonableness and various compensation analyses and assessments. The analyses and recommendations provided by Radford were among the inputs considered in the evaluation of the Company's compensation process, program design and executive compensation determinations for 2016. The selected peer group is generally used for compensation assessments and analyzing the Company's executive compensation pay levels and practices, including the Company's share allocation and utilization for employee equity awards as compared with peer companies. Radford also provided analyses and recommendations regarding the development of the Company's 2016 Incentive Compensation Plan.

        Aon and Aon Hewitt, affiliates of Radford, provided insurance consulting services to the Company in 2016 for which services they received aggregate fees of $50,000. For its services as an executive compensation consultant to the Company, Radford received aggregate fees of approximately $70,000 in 2016, as well as approximately $60,000 for non-executive compensation consulting and surveys. The Committee has evaluated Radford's independence by considering each of the independence factors adopted by NASDAQ and the SEC. Based on such evaluation, the Committee determined that no conflicts of interest existed during fiscal 2016 or exist currently. The Compensation Committee has the authority to retain, compensate and terminate any consultants or advisers it deems necessary to assist it in the fulfillment of its responsibilities.

  Peer Group Review and Market Data

        In establishing and evaluating fiscal 2016 compensation for our executive officers, the Compensation Committee utilized survey market data and peer group analysis provided by Radford. The Compensation Committee believes that it is important to consider compensation practices of companies that are comparable to us in terms of revenue, market capitalization, employees, global reach, scale and complexity, along with industry. Radford generally targeted companies in the range of 1/2 to 3 times the size of the Company across various categories, taking into account the global complexity and reach of the Company. The market data provided by Radford was based on published survey sources, including Radford's Global Technology Survey and Aon Hewitt's Total Compensation Management Database, as well as recent proxy statements of the Company's peer group companies. The Compensation Committee references ranges of the market data provided, including the 10th, 25th, 50th, and 75th percentiles, considering all of these sources in determining the appropriate level of compensation for our executive officers.

        For fiscal 2016 compensation evaluations, the peer group identified by Radford and referenced by the Compensation Committee comprised 17 other companies in the scientific tools, instruments, and services industries. The Compensation Committee believes that a peer group consisting of broad competitors of various sizes provides useful insight for its consideration of compensation levels, including information about the range and median of competitive salaries, cash bonuses and long-term incentives. In addition to industry, complexity and size characteristics, the Compensation Committee also considers the extent to which our selected peer group companies consider us a peer, how other third party organizations categorize the Company, such as the Standard and Poor's GICS methodology, and other companies which shareholder advisory firms, such as ISS, consider comparable to us. The Committee also strives for consistency in the peer group from year to year, in order to maintain consistency of results. The same peer group has generally been used since 2013, with modifications primarily due to industry consolidation. In 2016, at the time Radford compiled data for the peer group companies, the companies in our selected peer group ranged in size on a revenue basis from approximately $1.5 to $2.9 billion, at the 25th and 75th percentiles, respectively, with a median of $2.2 billion, compared to our trailing twelve month revenue of $1.6 billion, and a range of 5,300 to 11,800 employees at the 25th and 75th percentiles, respectively, with median number of employees of

7,300 compared to our 6,000. The peer group considered by the Compensation Committee for its evaluation of 2016 executive compensation levels and practices included:

• Agilent Technologies	• Illumina Inc.
• AMETEK, Inc.	• KLA-Tencor Corporation
• Bio-Rad Laboratories, Inc.	• Mettler-Toledo International Inc.
• C.R. Bard, Inc.	• OSI Systems, Inc.
• Charles River Laboratories International, Inc.	• PAREXEL
• FEI Company	• PerkinElmer, Inc.
• FLIR Systems, Inc.	• Varian Medical Systems, Inc.
• Haemonetics Corporation	• Waters Corporation
• Hologic, Inc.

        In general, in light of our relative market position, the Compensation Committee considered the range and median compensation levels of the companies in the peer group to be appropriate and reasonable competitive comparisons for our executive officers when evaluating and approving 2016 compensation packages.

Executive Compensation Components and 2016 Compensation Determinations

        Consistent with our compensation objectives and philosophy, when setting compensation for our named executive officers the Compensation Committee focuses on providing a competitive and complementary mix of pay components, including base salary, annual incentive compensation and long-term equity incentive awards, designed to work together to reward performance and create incentives that encourage behavior consistent with the overall short- and long-term interests of the Company.

        In determining compensation packages for our named executive officers, the Compensation Committee seeks to strike an appropriate balance between fixed and variable compensation and between short-and long-term compensation. We believe that making a significant portion of our named executive officers' compensation variable and long-term supports our pay-for-performance executive compensation philosophy, while also mitigating potential excessive risk-taking behavior.

Components of Executive Compensation

        Total direct compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and restricted stock grants.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including each officer's level of responsibility, scope of the role, experience and potential, performance and a comparison of salaries paid to peers within the Company and to those with similar roles at other similarly situated companies, including those found in the market surveys and peer group data reviewed by the Compensation Committee. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified executives. Base salaries are reviewed annually and may be adjusted after considering the various factors described above.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash incentive bonuses for the Chief Executive Officer and our other executive officers are based upon management's success in meeting our financial and strategic goals. Specific criteria for these awards are based on a combination of quantitative financial and individual measures established each year by the Compensation Committee after consultation with management. The specific goals vary for each executive officer based on responsibilities and role within our Company and may include financial or strategic measures, including, among others, revenue growth, gross profit and operating profit margin improvement, working capital ratio improvements, achieving return on invested capital goals, meeting earnings per share targets, identifying and developing new product and market opportunities and furthering or achieving other strategic initiatives. The individual goals are intended to reward performance which results in our Company meeting or exceeding its financial or operational goals.

        The Compensation Committee also considers the mix of performance goals in order to balance the incentives created to mitigate risks that may be associated with a particular performance goal. In 2016, for example, and as in recent prior years, the cash incentive compensation plans, or ICPs, established for our corporate level officers, including our Chief Executive Officer and Chief Financial Officer, consisted of a revenue target goal along with targets for non-GAAP operating profit improvement, improvement in working capital and non-GAAP earnings per share, such that the combination of goals emphasized profitable revenue growth and cash flow improvements based on the business plan approved by our board of directors. For our Group presidents, the financial metrics included Group level revenue growth, increases in Group level non-GAAP operating and gross profit and improvements in Group level working capital, as well as linkage to the overall Bruker non-GAAP operating profit results to ensure alignment and teamwork across the leadership team. Through a mix of quantitative financial metrics and individual goals, cash incentive awards reflect both the individual's contributions compared to his or her specific performance goals for the year and the overall performance of our Company or the particular operations under the executive officer's leadership.

        Long-Term Incentive Awards.    Equity incentive compensation in the form of stock option, restricted stock awards and restricted stock unit (RSU) awards is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in our common stock, which in turn motivates the recipient to focus on creating long-term enhancement to shareholder value.

        Effective as of its approval by our stockholders in May 2016, the Company's 2016 Incentive Compensation Plan, or the 2016 Plan, is the vehicle used for grants of equity incentive awards to our executive officers and other employees. Prior to the approval of the 2016 Plan, equity incentives in the form of stock option and restricted stock awards were granted pursuant to the Company's 2010 Incentive Compensation Plan. The 2016 Plan provides for the grant of awards of options, including nonqualified stock options or incentive stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights ("SARs"), performance shares and performance units, as well as cash based awards. Following adoption of the 2016 Plan, we shifted to the use of RSU awards from restricted stock awards in order to provide a more tax-effective equity vehicle for our international employees and additional flexibility for the Company to deliver awards in the form of stock or cash. The Company management evaluates the efficacy of our long-term incentive compensation on an ongoing basis, and provides input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including the executive officers.

        Equity incentive awards are discretionary and may be granted by the Compensation Committee at any time. Historically, we have not awarded equity incentive compensation with performance-based vesting, meaning that individual vesting is not based upon the achievement of any specific pre-determined goals or objectives. However, increases in stock price provide the only value available to executives from stock options, and increases in shareholder value deliver higher values in the restricted stock and RSU awards held by our executive officers and other key personnel. The Compensation Committee also considers individual and Company performance in determining the value of total and individual equity awards. The Compensation Committee has determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the compensation package in determining award levels. In making specific grants to executives, the Compensation Committee evaluates each executive officer's total equity compensation package. The Compensation Committee also generally reviews the option and restricted stock holdings of each of the executive officers, including vesting and exercise price and the then current in-the-money value of such options or restricted stock, in addition to the impact of those values under various stock price scenarios. We consider long-term equity compensation to be an integral part of a competitive executive compensation package as both a way to reinforce the individual's commitment to the Company, provide "skin in the game," create an ownership mentality and provide an important mechanism to align the interests of management with those of our stockholders.

Mix of Compensation

        In accordance with our pay-for-performance philosophy, variable compensation in the form of short-term cash incentive compensation and long-term equity incentive awards are intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the individual officer's responsibility increases. For example, over 80% of the Chief Executive Officer's total compensation is variable or "at risk," meaning these amounts must be re-earned each year. Similarly, almost 65% of the total compensation of our other named executive officers is comprised of variable pay.

        Specifically, on a target basis in 2016, approximately 60% of our Chief Executive Officer's total potential cash compensation at the target level was at risk through his short-term cash incentive program. Additionally, recognizing the importance of providing further incentives directly linked to the performance of our common stock and aligned with stockholder interests, in 2016 the Compensation Committee approved market competitive long-term incentive awards to our named executive officers, including, among others, awards to Dr. Laukien, our Chief Executive Officer, and Mr. Mattacchione, upon his appointment to the position of Chief Financial Officer, of stock options and restricted stock or RSU awards valued at the time of the respective awards at over 330% and 162% of base salary, respectively, in each case subject to time-based vesting over four years and continued employment. Equity awards for our Group presidents on average approximated 130% of base salary, signifying strong alignment for our executive team with stockholder interests. Equity compensation comprised approximately 58% of our Chief Executive Officer's total direct compensation and approximately half of our Chief Financial Officer's total direct compensation, which includes base salary, annual bonus and long-term incentives. Long-term incentives as a percent of total direct compensation for our Group presidents also approximated half of their total direct compensation (46%). Long-term incentives as a percent of total direct compensation for the named executive officers as a group, including the CEO, ranged from 33% to 58%.

        The following charts and table illustrate the mix of base salary, short-term cash incentive bonus and long-term incentive awards ("LTI") provided in the compensation packages of our Chief Executive Officer ("CEO"), and, on average, our named executive officers other than our Chief Executive Officer ("Other NEOs").

 Named Executive Officer Compensation Mix

	CEO Pay Mix		Other NEO Average Pay Mix
Element	Value ($)	% of Total Direct Compensation	Value(1) ($)	% of Total Direct Compensation
Base Salary	652,477	17%	408,011	34%
Bonus	952,000	25%	221,738	18%
Long Term Incentives	2,150,000	57%	556,552	47%
Total Direct Compensation	3,754,477		1,199,200

(1)
The values reported reflect conversions from euros, in the case of Mr. Srega, and Swiss Francs, in the case of Dr. Lenggenhager, to U.S. dollars at a conversion rate of €1.0 =$1.1068 and CHF 1.0 =$1.0154, respectively, reflecting the 2016 average midpoint rates as published on www.oanda.com.

2016 Base Salaries

        Annual base salaries initially approved by the Compensation Committee for each of our named executive officers for 2016 were as follows:

	2016 Base Salary ($)		2015 Base Salary ($)		% Change
Dr. Frank Laukien	680,000		625,000		8.8%
Mr. Mattacchione	418,000		351,900		18.8%
Mr. Srega	351,121	(1)	319,951	(2)	9.7	%(3)
Dr. Munch	504,700		490,000		3.0%
Dr. Lenggenhager	375,698	(4)	385,207	(5)	–2.5	%(6)

(1)
Amount represents the U.S. dollar equivalent value of Mr. Srega's base salary (€317,240), based on the 2016 average midpoint conversion rate of €1.0 =$1.1068.

(2)
Amount represents the U.S. dollar equivalent value of Mr. Srega's base salary (€288,400), based on the 2015 average midpoint conversion rate of €1.0 =$1.1094

(3)
For 2016, the Compensation Committee approved a 10% increase in Mr. Srega's base salary denominated in euros, the currency of payment, from €288,400 to €317,240. The dollar amount reported in the table above is converted from euros and reflects the impact of changes in foreign exchange rates in 2016.

(4)
Amount represents the U.S. dollar equivalent value of Dr. Lenggenhager's base salary (CHF 370,000), based on the 2016 average midpoint conversion rate of CHF 1.0 =$1.0154.

(5)
Amount represents the U.S. dollar equivalent value of Dr. Lenggenhager's base salary (CHF 370,000), based on the 2015 average midpoint conversion rate of CHF 1.0 =$1.0411.

(6)
Base salary of Dr. Lenggenhager did not change in local currency terms from 2015 to 2016. Change reflected in the table result from the impact of changes in applicable exchange rates and conversion of local currencies to U.S. dollars.

        For fiscal 2016, the Compensation Committee approved an 8.8% salary increase for Dr. Laukien, our Chief Executive Officer. The Compensation Committee considered this adjustment appropriate based on the updated peer group data reviewed by the Compensation Committee, as Dr. Laukien's base salary and total compensation potential was, and after the increase continued to be, significantly below the market median for chief executive officers of the Company's compensation peer group. In August 2016, Dr. Laukien, with the approval of the Compensation Committee, took a voluntary salary reduction of 10%, from $680,000 to $612,000, through the remainder of 2016.

        For fiscal 2016, the Compensation Committee initially did not adjust Mr. Mattacchione's salary as his pay was adjusted by the Compensation Committee when he became Interim Chief Financial Officer in May 2015. Based on Mr. Mattacchione's election to Chief Financial Officer of the Company by the Board of Directors on February 18, 2016, the Compensation Committee determined that his base salary for fiscal 2016 should be increased by 18.8%, from a total salary of $351,900 in 2015 to $418,000.

        The Compensation Committee determined that, based on Dr. Munch's performance evaluation and the comparison to compensation paid to executives in comparable positions according to peer group and other market data reviewed by the Compensation Committee, Dr. Munch's base salary for fiscal 2016 should be increased by 3% from $490,000 to $504,700. The change reported in the table above reflects the cumulative effect of these determinations. The base salary established for Mr. Srega reflects the Compensation Committee's assessment of competitive market levels, individual performance, experience and overall responsibilities, as well as internal pay equity. Dr. Lenggenhager's base salary remained unchanged in 2016 as his pay was established by the Compensation Committee when he joined the Company in November 2015.

Cash Incentive Plans and Review of 2016 Performance

        Annual cash incentive compensation supports the Compensation Committee's pay-for-performance philosophy and aligns individual goals with those of the Company. Under the annual short-term incentive compensation plans, or ICPs, executive officers are eligible for cash awards based on a combination of the Company's attainment of pre-established financial performance metrics and achievement of specific individual qualitative goals. While still measurable, individual qualitative goals may not always be as quantifiable as the financial objectives. Thus, and consistent with its past practice, the Compensation Committee structured our executive officers' 2016 ICPs as follows:

  •
  At the beginning of the fiscal year, the Compensation Committee set individual target awards for each executive officer, expressed as a percentage of base salary, based on the executive's level of responsibility and upon a review of management recommendations, compensation information from our peer group and survey market data for comparable positions.

  •
  Also at the beginning of the fiscal year, the Compensation Committee established performance measures and goals for the ICPs, which included the financial and strategic metrics being assessed, performance thresholds and targets and weightings for each metric. The Compensation Committee also approved the executive officers' individual goals.

  •
  In April 2016, to encourage retention in light of sustained weakness in the Bruker Nano Group's end markets, the Compensation Committee established a 50% floor on the potential payment for the quantitative portion of the 2016 ICPs of Bruker Nano Group personnel, including Dr. Munch.

  •
  After the close of the fiscal year, the Compensation Committee received a report from management regarding Company, operating Group and individual performance against the pre-established performance goals of the ICPs. Actual awards for 2016 were approved based on each named executive officer's individual award target percentage and the overall Company, Group and/or individual performance relative to the specific performance goal, as determined by the Compensation Committee.

        The Compensation Committee sets the performance metrics as well as the performance thresholds and targets for each metric after consultation with management. The two primary classifications of performance goals utilized in ICPs are quantitative financial goals and individual qualitative performance goals. Each performance metric represents part of the total incentive award calculation, with the quantitative financial goals accounting for, in the aggregate, 70% of the target award potential and the individual performance goals accounting for, in the aggregate, 30% of the total incentive award potential. Payments for cash incentive bonuses linked to the achievement of pre-established quantitative performance goals are calculated based on percentage achievement of the quantitative target goal. While there is no maximum payout for any individual quantitative financial goal, total incentive award payouts, after combining both financial and individual portions, are subject to a maximum amount of 200% of the individual's incentive award target.

        Payments for individual goals are made in a range of 0% to 125%, based on evaluation of the named executive officer's performance and determined by the Compensation Committee according to the following schedule:

2016 Cash Incentive Performance and Payout Measurement

Performance Descriptor	Performance Level	Payout Percentage
Significantly Exceeded	125%	125%
Achieved	100%	100%
Mostly Achieved	75%	75%
Partially Achieved	50%	50%
Not Achieved	0%	0%

        Individual qualitative goals are generally set as stretch but attainable goals, with over-achievement of goals anticipated to occur in limited circumstances. Additionally, the Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that an executive officer has delivered exceptional performance. Cash incentive compensation plans of our named executive officers operate under a common set of performance metrics and calculation methodologies, with goals adjusted at the Corporate or Group level to reflect individual areas of responsibility. Moreover, each Group president also has a portion of his financial quantitative goals tied to the overall profitability of the Company, creating additional alignment, unity of purpose and teamwork across the Company.

  2016 Cash Incentive Plans

        Setting Incentive Target Levels.    The Compensation Committee establishes annual ICPs for our executive officers, including each of our named executive officers, which are designed to provide meaningful performance incentives, relative to both fixed cash compensation in the form of salary and overall potential cash compensation, consistent with the Company's strategic goals and objectives and each individual executive officer's responsibilities. The following table summarizes the 2016 ICP target levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation.

2016 Cash Incentive Targets

	Target Level ($)	% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Dr. Frank Laukien	952,000	140%	59%
Mr. Mattacchione(1)	259,150	61%	38%
Mr. Srega(2)	193,118	55%	35%
Dr. Munch	302,800	60%	38%
Dr. Lenggenhager(3)	132,002	35%	26%

(1)
Amounts in the table represent the target value for Mr. Mattacchione, reflecting the combination of his target as Interim Chief Financial Officer until February 2016 and his target as Chief Financial Officer from February 2016 to December 31, 2016.

(2)
Amounts in the table represent the U.S. dollar equivalent value of Mr. Srega's cash incentive target (€174,500), based on the 2016 average midpoint conversion rate of €1.0 =$1.1068.

(3)
Amounts in the table represent the U.S. dollar equivalent value of Dr. Lenggenhager's cash incentive target (CHF 130,000), based on the 2016 average midpoint conversion rate of CHF 1.0 =$1.0154.

        When setting individual target incentive levels for fiscal 2016 ICPs, the Compensation Committee reviewed, for each named executive officer, individual target awards applicable in fiscal 2015, the total cash compensation established for fiscal 2015 and the projected cash compensation for fiscal 2016, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Additionally, the Committee considered long-term incentive target levels, to take into account a total direct compensation view, so that no one element was determined in isolation, but rather the entire total compensation picture was considered. Based upon this review, as well as the increase in Dr. Laukien's 2016 base salary, the Compensation Committee determined that his cash incentive target should remain at 140% of base pay. Additionally, in light of Mr. Mattacchione's promotion to Chief Financial Officer, the Compensation Committee increased his cash incentive target to 65% of base salary from 47% of base salary in 2015, to reflect his new expanded role and responsibilities. The Compensation Committee also determined that a greater amount of Dr. Munch's potential cash compensation should be tied to performance incentives in light of his responsibilities and therefore increased his cash incentive target to 60% of base salary from 54% of base salary in 2015. Finally, based on its review of peer group data and the overall compensation of each other named executive officer, the Compensation Committee determined to maintain the relative levels of Mr. Srega's and Dr. Lenggenhager's cash incentive targets for 2016 at 55% and 35% of base salary, respectively.

        Setting Performance Goals and Thresholds.    The Compensation Committee establishes specific Corporate level quantitative financial performance goals for our executive officers with corporate responsibilities, including named executive officers Dr. Laukien and Mr. Mattacchione, and Group level quantitative performance goals for our executive officers with Group level management responsibilities, including Mr. Srega and Drs. Munch and Lenggenhager, based on key Corporate, Group or divisional business plan goals for the fiscal year. In addition to goals tied to Group level financial performance, each of our Group Presidents has a portion of his incentive award potential linked directly to our profitability at the Corporate level, creating additional alignment with the overall strategic objectives of the Company. Quantitative performance goals generally reflect targeted growth over the results achieved in the prior year for the relevant metric, with a threshold level of current year performance required for any cash incentive payout that is typically equal to the prior year performance. However, in the case of business plan goals for which only modest or no growth is forecast, performance thresholds may be set at 95% of the business plan goal, which may result in a performance threshold that is less than the results achieved in the prior year. For example, because our 2016 business plan included goals of less than 5% currency-adjusted revenue growth at the Corporate and Group levels, the performance thresholds for our named executive officers' quantitative targets tied to revenue growth at the Corporate or Group level, as applicable, were set at approximately 95% of the relevant business plan goal. As a result, the threshold level of 2016 revenue needed to earn any portion of their goals linked to revenue growth, on a currency-adjusted basis, was slightly below 2015 results.

  2016 Cash Incentive Award Determinations

2016 Corporate Level Performance Goals

Dr. Frank Laukien
Mr. Mattacchione

 Quantitative Performance Goals
(70% of Target Bonus Potential)

2016 Corporate Level Performance Goals(1)	Weighting	Performance Threshold	2016 Performance(2)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $83.5 million Currency-			$3.6 million Currency-
Adjusted Revenue Growth	15%	95%(3)	Adjusted Revenue Growth	4.3%	0.6%

• $26.9 million Non-GAAP
Operating Profit
Improvement (adjusted for
acquisition and			$22.6 million increase in
restructuring charges)	20%	100%(4)	Non-GAAP Operating Profit	84.1%	16.8%

• $0.13 Increase in
Non-GAAP Earnings Per
Share (adjusted for
acquisition and			$0.30 increase in Non-GAAP
restructuring charges)	15%	100%(4)	Earnings Per Share	217.1%	32.6%

• $0.02 Reduction in
Working Capital Ratio
(adjusted for acquisition
and restructuring charges)	20%	100%(4)	$0.002 Reduction	9.8%	2.0%
Total	70%			74.3%	52.0%

(1)
The performance goal reflected for each quantitative financial goal is equal to the difference between (x) the Company's 2016 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2016 ICP.

(2)
Reflects 2016 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization, information technology transformation costs, impairment and the exclusion of acquisitions not included in the Company's 2016 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2016 ICP for the corresponding financial goal. Currency-Adjusted Revenue Growth is determined by applying 2016 business plan exchange rates to local currency results. Currency-Adjusted Revenue Growth also includes a $6.0 million downward adjustment associated with acquisitions not included in the Company's 2016 business plan goal. To arrive at Non-GAAP Operating Profit, GAAP Operating Profit has been adjusted to exclude restructuring costs of $20.8 million, acquisition-related costs of $11.1 million, purchase intangible amortization of $21.7 million, information technology transformation costs of $6.2 million and impairment of $0.9 million. In addition to the Non-GAAP Operating Profit adjustments noted above, Non-GAAP Earnings Per Share has also been adjusted to exclude a bargain purchase gain of $9.2 million. Working Capital includes a $23.3 million downward adjustment associated with acquisitions not included in the Company's 2016 business plan goal.

(3)
Reflects the performance threshold expressed as a percentage of the Company's 2016 business plan goal. Since working capital ratio improvement is a reduction measure, threshold performance is expressed as a percentage higher than the targeted performance goal.

(4)
Reflects the performance threshold expressed as a percentage of the Company's 2015 results.

        For 2016, the Compensation Committee established quantitative financial performance targets that represented 70% of each named executive officer's total incentive award target. The Corporate level goals for these executive officers emphasized key elements of our strategy for providing value to our stockholders, with a mix of goals that focus on generating revenue growth, improving efficiency and profitability, and working capital reduction. As summarized in the table above, we exceeded our Corporate level earnings per share goal, but only partially achieved each of our other Corporate level quantitative goals. Consistent with our pay-for-performance philosophy, the cash incentives earned by Dr. Laukien and Mr. Mattacchione for the quantitative financial performance portion of their 2016 ICPs was equal to approximately 74% of their cash incentive targets linked to quantitative goals, or approximately 52% of their respective total cash incentive targets.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

        In addition to the quantitative financial performance goals, the Compensation Committee established individual qualitative performance goals for each of our executive officers to measure and reward performance with respect to organizational, strategic and other predominantly, although not exclusively, non-financial focuses of corporate or individual development. In determining award payouts for these goals, the Compensation Committee considered each of the executive officers' achievements in meeting their individual qualitative goals and the substantial progress made during 2016 with respect to a variety of strategic, organizational and infrastructure initiatives implemented under their leadership. The individual qualitative performance goals for Dr. Laukien's and Mr. Mattacchione's 2016 ICPs are described below.

  Dr. Laukien

        The individual qualitative performance goals established by the Compensation Committee for Dr. Laukien's 2016 ICP were designed to measure and reward the achievement of objectives relating to strategic acquisition targets, continued strengthening and development of the senior management team, innovation in product development to drive organic revenue growth, tax planning and implementation of operational efficiency initiatives. The Compensation Committee assessed Dr. Laukien's performance relative to these individual qualitative performance goals and rewarded Dr. Laukien for significantly exceeding his goal relating to strategic acquisition targets and fully achieving his goal linked to management development, as well as for mostly or partially achieving goals linked to product innovation, operational efficiency improvements and tax planning initiatives. Consistent with this assessment of performance, Dr. Laukien earned 85% of the portion of his cash incentive target linked to individual qualitative goals.

  Mr. Mattacchione

        Mr. Mattacchione's individual qualitative performance goals were designed to measure and reward the achievement of goals relating to strengthening and increasing the effectiveness of the global finance and internal audit organizations, implementing process improvement initiatives and advancing systems improvements. Based on the Compensation Committee's assessment that Mr. Mattacchione fully or mostly achieved his qualitative goals relating to organizational development and process improvements, and significantly exceeded his goal relating to advancing the global finance organization, Mr. Mattacchione earned 102% of the portion of his cash incentive target linked to individual qualitative goals. In addition, in May 2015, in connection with Mr. Mattacchione's appointment to the position of Interim Chief Financial Officer, the Compensation Committee approved a one-time discretionary cash incentive award to Mr. Mattacchione in the amount of $150,000, which award was earned as of March 31, 2016.

2016 Bruker CALID Group Performance Goals

Mr. Srega

Quantitative Performance Goals
(70% of Target Bonus Potential)

2016 Bruker CALID Group (CALID) Performance Goals(1)	Weighting	Performance Threshold	2016 Performance(2)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $24.9 million CALID Currency-Adjusted Revenue Growth	15%	95%(3)	$3.9 million decline in Currency-Adjusted Revenue Growth	0.0%	0.0%
• $12.7 Million CALID Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(4)	$8.7 million decrease in Non-GAAP Gross Profit	0.0%	0.0%
• $10.3 Million CALID Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(4)	$2.4 million decrease in Non-GAAP Operating Profit	0.0%	0.0%
• $0.031 Reduction in CALID Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%(4)	$0.021 Reduction	67.6%	10.1%
• $26.9 million Corporate Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	10%	100%(4)	$22.6 million increase in Operating Profit	84.1%	8.4%
Total	70%			26.5%	18.5%

(1)
The performance goal reflected for each quantitative financial goal is equal to the difference between (x) the Company's 2016 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2016 ICP.

(2)
Reflects 2016 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in the Company's 2016 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2016 ICP for the corresponding financial goal.

(3)
Reflects the performance threshold expressed as a percentage of the Company's 2016 business plan goal. Since working capital ratio is a reduction measure, threshold performance is expressed as a percentage higher than the targeted performance goal.

(4)
Reflects the performance threshold expressed as a percentage of the Company's 2015 results.

        As President of the Bruker CALID Group, Mr. Srega's 2016 ICP included quantitative financial performance goals directly relating to his leadership of the Bruker CALID Group. As summarized in the table above, the Bruker CALID Group partially achieved its goals related to working capital ratio reduction and operating profit, but did not achieve its other 2016 quantitative goals. As a result, the cash incentive award payout earned by Mr. Srega for the quantitative financial performance portion of his 2016 ICP opportunity was equal to approximately 26% of his cash incentive target linked to quantitative goals, or approximately 18% of his total cash incentive target.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

        Similar to the individual qualitative performance goals established by the Compensation Committee to measure and reward Dr. Laukien's and Mr. Mattacchione's performance in 2016, Mr. Srega's individual qualitative performance goals were designed to measure and reward the achievement of Bruker CALID Group objectives relating to strategic acquisition targets and investment opportunities, innovation in product development and service offerings to drive organic revenue growth, and implementation of operational efficiency initiatives. The Compensation Committee assessed Mr. Srega's performance relative to these individual qualitative performance goals and rewarded Mr. Srega for significantly exceeding his goal relating to strategic acquisition targets and accelerating growth of the service business, fully achieving his goals linked to product development and operational efficiencies, and mostly achieving his other goals related to new product launches, executing on improving go-to-market strategies and margin improvements. Consistent with this assessment of performance, Mr. Srega earned 90% of his cash incentive target linked to individual qualitative goals or 27% of his total 30% individual target opportunity for individual goals.

2016 Bruker Nano Group Performance Goals

Dr. Munch

 Quantitative Performance Goals
(70% of Target Bonus Potential)

2016 Bruker Nano Group (NANO) Performance Goals(1)	Weighting	Performance Threshold	2016 Performance(2)	% of Incentive Goal Achieved	% of Incentive Target Earned
• $29.3 Million NANO Currency-Adjusted Revenue Growth	15%	100%(3)	$10.9 million decline in Currency-Adjusted Revenue	0.0%	0.0%
• $22.4 Million NANO Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(3)	$4.9 million decrease in Non-GAAP Gross Profit	0.0%	0.0%
• $15.6 Million NANO Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(3)	$5.4 million decrease in Non-GAAP Operating Profit	0.0%	0.0%
• $0.036 Reduction in NANO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%(3)	$0.005 decrease in Working Capital Ratio	12.9%	1.9%
• $26.9 Million Corporate Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	10%	100%(3)	$22.6 increase in Corporate Operating Profit	84.1%	8.4%
Total	70%			50.0%	35.0%

(1)
The performance goal reflected for each quantitative financial goal is equal to the difference between (x) the Company's 2016 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2016 ICP.

(2)
Reflects 2016 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in the Company's 2016 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2016 ICP for the corresponding financial goal.

(3)
Reflects the performance threshold expressed as a percentage of the Company's 2015 results.

        As Executive Vice President, and President of the Bruker Nano Group, Dr. Munch's 2016 ICP included quantitative financial performance goals relating to his leadership of the Bruker Nano Group. As summarized in the table above, Dr. Munch achieved a portion of his goals tied to Bruker Nano Group working capital reduction and corporate operating profit, but did not achieve his other 2016 quantitative goals. Accordingly, the cash incentive award payout earned by Dr. Munch for the quantitative financial performance portion of his 2016 ICP opportunity was equal to approximately 15% of his cash incentive target linked to quantitative goals, or approximately 10% of his total cash incentive target. However, to encourage retention in light of sustained weakness after several years of difficult operating conditions affecting the Bruker Nano Group's end markets, the Compensation Committee in 2016 established a 50% floor on the potential payment for the quantitative portion of the 2016 ICPs of certain Bruker Nano Group and Bruker Nano Surfaces division personnel, including Dr. Munch. As a result, the cash incentive award payout awarded to Dr. Munch for the quantitative financial performance portion of his 2016 ICP opportunity was equal to 50% of his cash incentive target linked to quantitative goals, or approximately 35% of his total cash incentive target.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

        The individual qualitative performance goals established by the Compensation Committee for Dr. Munch's 2016 ICP were designed to reward the achievement of Bruker Nano Group objectives relating to strategic investment and innovation in product development to drive organic revenue growth, divisional marketing and sales initiatives, the integration of acquired businesses and implementation of operational efficiency initiatives. Additionally, a portion of Dr. Munch's individual qualitative performance goals was linked to execution of enterprise resource planning and information technology initiatives at the Corporate level. After consideration of Dr. Munch's performance relative to his individual qualitative goals, the Compensation Committee determined that Dr. Munch significantly exceeded his goals relating to the integration of the Jordan Valley Semiconductors acquired operations and certain Corporate enterprise resource planning, information technology improvements, and training initiatives and achieved or mostly achieved each of his other goals related to new product development and other operational initiatives. Accordingly, Dr. Munch earned a cash incentive award equal to approximately 97% of the portion of his target cash incentive bonus potential attributable to his individual qualitative goals, or 29% of his total target incentive opportunity.

2016 Bruker BioSpin Group Performance Goals

Dr. Lenggenhager

 Quantitative Performance Goals
(70% of Target Bonus Potential)

2016 Bruker BioSpin Group (BBIO) Performance Goals(1)	Weighting	Performance Threshold	2016 Performance(2)	% of Incentive Goal Achieved	% of Incentive Target Earned
• $28.4 Million BBIO Currency-Adjusted Revenue Growth	15%	95%(3)	$21.3 million Currency-Adjusted Revenue	75.1%	11.3%
• $23.9 Million BBIO Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(4)	$40.0 million increase in Non-GAAP Gross Profit	167.6%	25.1%
• $20.9 Million BBIO Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%(4)	$38.8 million increase in Non-GAAP Operating Profit	185.1%	27.8%
• $0.029 Reduction in BBIO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%(4)	$0.017 decrease in Working Capital Ratio	58.6%	8.8%
• $26.9 Million Corporate Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	10%	100%(4)	$22.6 increase in Corporate Operating Profit	84.1%	8.4%
Total	70%			116.2%	81.4%

(1)
The performance goal reflected for each quantitative financial goal is equal to the difference between (x) the Company's 2016 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2016 ICP.

(2)
Reflects 2016 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in the Company's 2016 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2016 ICP for the corresponding financial goal.

(3)
Reflects the performance threshold expressed as a percentage of the Company's 2016 business plan goal. Since working capital ratio is a reduction measure, threshold performance is expressed as a percentage higher than the targeted performance goal.

(4)
Reflects the performance threshold expressed as a percentage of the Company's 2015 results.

        As President of the Bruker BioSpin Group, Dr. Lenggenhager's 2016 ICP included quantitative financial performance goals relating to his leadership of the Bruker BioSpin Group. As summarized in the table above, Dr. Lenggenhager exceeded his quantitative goals relating to gross profit improvement and operating profit and partially achieved his other quantitative goals. Accordingly, the cash incentive award payout earned by Dr. Lenggenhager for the quantitative financial performance portion of his 2016 ICP opportunity was equal to approximately 116% of his cash incentive target linked to quantitative goals, or approximately 81% of his total cash incentive target.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

        The individual qualitative performance goals established by the Compensation Committee for Dr. Lenggenhager's 2016 ICP were designed to measure and reward the achievement of Bruker BioSpin Group objectives relating to strategic acquisition targets and investment opportunities, innovation in product development to drive organic revenue growth, marketing and sales initiatives, management development and retention, and implementation of operational efficiency initiatives. After consideration of Dr. Lenggenhager's performance relative to his individual qualitative goals, the Compensation Committee determined that Dr. Lenggenhager significantly exceeded his goals relating to sales and marketing initiatives and achieved or mostly achieved each of his other goals related to new product development, management development and other operational initiatives. Accordingly, he earned a cash incentive award equal to approximately 96% of the portion of his target cash incentive bonus potential attributable to his individual qualitative goals, or 29% of his total target incentive opportunity.

        Determining Incentive Award Payments.    Following review of the performance of our named executive officers in fiscal 2016, the Compensation Committee approved ICP awards to the named executive officers based on their respective percentage achievement of 2016 financial quantitative and individual qualitative performance goals as follows: Dr. Laukien—77.5%; Mr. Mattacchione—82.8%; Mr. Srega—45.6%; Dr. Munch—64.2%; and Dr. Lenggenhager—110.2%. The actual cash incentive award payments to our named executive officers are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table in this proxy statement.

2016 Long-Term Incentive Awards

        The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to the Company and aligns the interests of named executive officers with stockholders by focusing them on long-term growth and stock price performance.

        During 2016, upon consideration of a variety of factors, including the individual performance, experience and responsibilities of each of our named executive officers, our stock price, competitive market practices and trends, including stockholder total potential dilution and annual equity burn rate market levels, outstanding equity awards held by our named executive officers and overall Company performance, the Compensation Committee approved long-term incentive awards to certain of our executive officers, including the following awards to our named executive officers:

2016 Long-Term Equity Incentive Awards

	Aggregate Economic Value ($)(1)	Stock Options(2)	Restricted Stock Units(2)	Restricted Stock Awards(2)
Dr. Frank Laukien	2,043,898	154,284	48,445	—
Mr. Mattacchione(2)	621,584	34,486	—	13,105
Mr. Srega	550,093	39,468	12,393	—
Dr. Munch	820,140	58,843	18,477	—
Dr. Lenggenhager	250,074	17,942	5,634	—

(1)
Economic Value reflects the combined grant date fair value of option, restricted stock and RSU awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)
Option and restricted stock awards to Mr. Mattacchione were granted pursuant to the Company's 2010 Incentive Compensation Plan and in connection with his promotion to Chief Financial Officer. All other 2016 awards to named executive officers were granted pursuant to the Company's 2016 Incentive Compensation Plan.

        The Company uses a combination of stock options, restricted stock or RSU awards to balance the performance orientation of stock options to enhance our pay-for-performance culture and the retentive qualities of restricted stock and RSUs. The Compensation Committee believes this mix to be reasonable in light of market practices, the overall level of pay for our executives and the long-term orientation of the equity award vehicles, given that they vest over a period of four years. In general, while no specific ratio is targeted, the Compensation Committee endeavors to deliver approximately 50% of the value in stock options and 50% of the value in restricted stock or RSUs. In 2016, the value of awards to our NEOs consisted of 50% stock options and 50% restricted stock.

Executive Benefits

        In 2016, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including the Company's 401(k) plan and welfare benefit programs in the U.S., or those comparable local benefit programs for our overseas executives. We generally do not provide additional benefits or perquisites to our executive officers, except as follows:

  •
  Dr. Munch is provided an automobile allowance based on the nature of his responsibilities.

  •
  Mr. Srega, who is based in Germany and serves as a Managing Director of our subsidiary Bruker Daltonik GmbH, is provided a leased vehicle and a personal pension scheme in accordance with local custom. The personal pension scheme established for Mr. Srega's benefit consists of three individual components funded during the term of his employment by contributions made by Bruker Daltonik GmbH. Contributions made to Mr. Srega's personal pension scheme in 2016 are reported in the "All Other Compensation" column of the Summary Compensation Table included in this proxy statement under the heading "Summary of Executive Compensation." Additional information regarding Mr. Srega's personal pension scheme is included in this proxy statement under the heading "Pension Benefits."

  •
  Dr. Lenggenhager, who was based in Switzerland, was provided with a car allowance and the same pension scheme and formulaic contribution as all other employees located in Switzerland.

    Additional information regarding Dr. Lenggenhager's pension benefits is included in this proxy statement under the heading "Pension Benefits."

Employment Contracts, Termination of Employment and Change in Control Arrangements

        On June 25, 2012, the Company entered into a letter agreement with Mr. Srega which sets forth certain terms of Mr. Srega's employment as President of the Bruker CALID Group. Under the terms of the letter agreement, Mr. Srega's target cash compensation includes the following elements: (i) an annual base salary initially set at 280,000 euros, or approximately $371,896, for 2013, subject to annual review and (ii) a cash incentive bonus plan with an initial target of 50% of base salary. Mr. Srega was also entitled to an initial cash bonus payment of 100,000 euros, or approximately $132,820, and an initial equity grant consisting of restricted stock valued at $400,000 and options to purchase 90,000 shares of common stock upon commencement of employment, as well as reimbursement of certain relocation expenses. The letter agreement also provides that, beginning in 2014, Mr. Srega is entitled to receive an annual equity award with a value of $550,000 pursuant to the Company's incentive compensation plans. During the term of his employment, Mr. Srega will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers. Additionally, the Company assumed a personal pension scheme for Mr. Srega's benefit carried forward in part from his former employer. The personal pension scheme is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment.

        Mr. Srega will be entitled to a lump sum severance payment equal to six months of his then current base salary, or approximately $159,975 as of December 31, 2016, in the event there is a change in the voting control of the Company and his employment is terminated, voluntarily or involuntarily, within 6 months after such change of control.

        On April 8, 2015, the Company entered into a letter agreement with Dr. Lenggenhager which sets forth certain terms of Dr. Lenggenhager's former employment as President of the Bruker BioSpin Group. Under the terms of the letter agreement, Dr. Lenggenhager's target cash compensation included the following elements: (i) an annual base salary initially set at 370,000 Swiss Francs, or approximately $366,300, for 2015, subject to annual review and (ii) a cash incentive bonus plan with target of 35% of base salary. Dr. Lenggenhager was also entitled, within one month of commencement of employment, to an initial equity grant valued at 250,000 Swiss Francs consisting of 50% restricted stock and 50% options to purchase shares of common stock. The letter agreement also provides that, beginning in 2016, Dr. Lenggenhager was entitled to receive an annual equity award with a value of 250,000 Swiss Francs, or approximately $254,300, pursuant to the Company's incentive compensation plans. During the term of his employment, Dr. Lenggenhager was eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers. Additionally, Dr. Lenggenhager participated in the Company's Swiss pension fund scheme, which provides insurance protection (life and disability) and pension coverage. The letter agreement contains customary one-year non-competition and two-year non-solicitation provisions and was subject to termination by either party upon six month's written notice. In December 2016, Dr. Lenggenhager submitted notice of termination to the Company, and his resignation became effective February 24, 2017.

        Under the terms of the awards of options and restricted stock units granted under the 2016 Incentive Compensation Plan, and awards of options and restricted common stock granted under the 2010 Incentive Compensation Plan, unvested amounts are forfeited if the grantee's employment or business relationship with our Company is terminated for any reason, other than in the event of death or disability. The board of directors does, however, have the authority to accelerate vesting of any and all unvested amounts in the event of a change in control of Bruker Corporation.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers (excluding the Chief Financial Officer). Compensation which qualifies as "performance-based" may qualify for exclusion from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. Base salaries, discretionary bonus payments and compensation in the form of restricted stock awards, however, are generally subject to the $1,000,000 limit on tax deductible compensation. Our 2016 Incentive Compensation Plan is intended to permit, but not require, the Compensation Committee to award compensation which is "performance-based" and thus qualifies for exemption from the limitations of Section 162(m). Bonus payouts to our executive officers under 2016 ICPs are intended to qualify as "performance-based," and therefore exempt from such limitations on deductibility.

        The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we have undertaken to qualify certain components of our incentive compensation to executive officers for the performance exception to non-deductibility, these considerations are secondary to meeting the overall objectives of the executive compensation program. The Compensation Committee will continue to monitor the compensation levels potentially payable under our compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice and our compensation philosophy, even if such compensation is not deductible under Section 162(m).

Other Benefit Plans

        In October 2009, the board of directors of BEST adopted the Bruker Energy & Supercon Technologies, Inc. 2009 Stock Option Plan, or the BEST Plan. The BEST Plan provides for the issuance of up to 1,600,000 shares of BEST common stock in connection with awards under the plan. The BEST Plan allows a committee of the BEST board of directors to grant incentive stock options and non-qualified stock options to key employees and directors of BEST. The BEST Plan is tied exclusively to increases in BEST's value regardless of the Company's performance as a whole. As of December 31, 2016, 465,000 incentive stock options and non-qualified stock options had been awarded and were outstanding. No awards have been granted under the BEST Plan since July 2010. As director of BEST, Dr. Laukien participates in the BEST Plan. Dr. Laukien holds options to purchase 10,000 shares of BEST, which have an exercise price of $3.50 per share and expire October 1, 2019.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

        Submitted by the Compensation Committee of Bruker Corporation's Board of Directors.

Richard D. Kniss, Chairman Stephen W. Fesik Hermann Requardt

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        Mr. Kniss and Drs. Fesik and Requardt currently serve as members of the Compensation Committee. Former director Wolf-Dieter Emmerich served on the Compensation Committee until the expiration of his term of service in May 2016. Mr. Kniss and Drs. Emmerich, Fesik and Requardt were not officers or employees of the Company or any of its subsidiaries during fiscal year 2016. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

 SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by our named executive officers for the years ended December 31, 2016, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Awards ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Frank H. Laukien, Ph.D.	2016	652,477	—		1,074,995	968,904	737,895	—	7,950	(3)	3,442,221
Chairman, President	2015	636,250	—		1,292,660	248,634	1,750,000	—	7,950		3,935,494
and Chief Executive	2014	598,654	—		874,991	596,750	602,319	—	7,800		2,680,514
Officer
Anthony L. Mattacchione	2016	400,744	150,000	(5)	325,004	296,580	214,472	—	7,950	(3)	1,394,750
Senior Vice President	2015	322,520	—		—	244,999	328,241	—	4,971		900,731
and Chief Financial	2014	273,980	—		—	187,460	122,087	—	3,513		587,040
Officer(4)
Juergen Srega	2016	351,121	—		275,001	275,092	84,262	—	88,587	(7)	1,074,063
President, Bruker	2015	310,632	—		275,003	274,999	251,383	—	87,681		1,199,698
CALID Group(6)	2014	372,260	344,943		275,003	275,000	81,712	—	105,076		1,453,994
Mark R. Munch, Ph.D.	2016	504,474	—		410,005	410,136	194,652	—	15,650	(8)	1,534,917
Executive Vice	2015	471,846	45,000		385,004	384,997	167,983	—	17,050		1,471,880
President and President,	2014	399,462	—		350,009	350,002	78,842	—	16,200		1,194,515
Bruker Nano Group
René Lenggenhager, Ph.D	2016	375,706	—		125,018	125,056	142,617	315,371	59,851	(10)	1,143,619
Former President,
Bruker BioSpin Group(9)

(1)
The amounts in this column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2016 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2017. The actual amount realized by the named executive officer will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(2)
The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2016 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2017. The actual amount realized by the named executive officer will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(3)
Amount represents a matching contribution made by the Company to a 401(k) plan for the benefit of the named executive officer.

(4)
Mr. Mattacchione was appointed Chief Financial Officer effective February 18, 2016, after serving as Interim Chief Financial Officer since May 20, 2015.

(5)
Amount reported represents a discretionary award approved by the Compensation Committee in connection with Mr. Mattacchione's service as Interim Chief Financial Officer.

(6)
The amounts reflected for 2016 compensation, other than amounts reported under the headings "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in euros converted to U.S. dollars at a conversion rate of €1.0 =$1.1068, which represents the 2016 average midpoint rate as published on www.oanda.com. The amounts reflected under the heading "Non-Equity Incentive Plan Awards" are converted from euros to U.S. dollars at a conversion rate equal to the midpoint rate as published on www.oanda.com on the date of approval by the Compensation Committee.

(7)
Amounts reported in 2016 include contributions in the amount of $73,602 made by Bruker Daltonik GmbH to the personal pension scheme established for Mr. Srega and an automobile allowance of $14,985.

(8)
Amounts reported include matching contributions made by the Company to a 401(k) plan for the benefit of Dr. Munch and an automobile allowance.

(9)
Dr. Lenggenhager was not a named executive officer of the Company prior to 2016. Accordingly, compensation data is presented only for 2016. The amounts reflected for 2016 compensation other than amounts reported under the headings "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in Swiss Francs (CHF) converted to U.S. dollars at a conversion rate of CHF 1.0 =$1.0154, which represents the 2016 average midpoint rate as published on www.oanda.com. The amounts reflected under the heading "Non-Equity Incentive Plan Awards" are converted from Swiss Francs to U.S. dollars at a conversion rate equal to the midpoint rate as published on www.oanda.com on the date of approval by the Compensation Committee. The amount reflected under the heading "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" represents the actuarial increase during 2016 of the accumulated pension benefit provided Dr. Lenggenhager under the pension plan for Swiss employees, or the Swiss Pension Plan, reduced by the aggregate amount of Company contributions and Dr. Lenggenhager's contributions, converted to U.S. dollars at the midpoint conversion rate of CHF 1.0 =$0.9813 as of December 31, 2016. Company contributions to the Swiss Pension Plan are reported under the heading "All Other Compensation."

(10)
Amounts reported include contributions made by Bruker BioSpin AG to the Swiss Pension Plan for Dr. Lenggenhager. All Swiss employees are eligible to participate in this plan on the same general terms and conditions. Bruker BioSpin AG does not provide any additional supplemental executive pension contributions.

2016 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards ($)(2)
								Exercise or Base Price of Option Awards ($)(2)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Frank H. Laukien		0	952,000	1,904,000
	10/04/2016				48,445	154,284	(3)	24.409	2,043,898
Anthony L. Mattacchione		0	259,150	518,300
	2/18/2016				13,105	34,486		24.80	621,584
Juergen Srega		0	193,118	386,236
	10/04/2016				12,393	39,468		22.19	550,093
Mark R. Munch		0	302,800	605,600
	10/04/2016				18,477	58,843		22.19	820,140
René Lenggenhager		0	132,002	264,004
	10/04/2016				5,634	17,942		22.19	250,074

(1)
Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2016 performance under the 2016 cash incentive bonus plans of our named executive officers. The amounts reflected for Mr. Srega, which were based in local currency, are converted from euros to U.S. dollars at a conversion rate of €1.0 =$1.1068, which represents the 2016 average midpoint rate. The amounts reflected for Dr. Lenggenhager, which were based in local currency, are converted from Swiss Francs to U.S. dollars at a conversion rate of CHF 1.0 = $1.0154, which represents the 2016 average midpoint rate.

(2)
Represents the grant date fair value of RSU and stock option awards granted under the Company's 2016 Incentive Compensation Plan or, with respect to awards granted to Mr. Mattacchione, restricted stock and stock option awards granted under the Company's 2010 Incentive Compensation Plan, in each case, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2016 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2017. Unless otherwise noted: (i) option awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date, are exercisable upon vesting at a price equal to the closing price of our common stock on the date of the grant and expire on the ten year anniversary of the grant date; and (ii) restricted stock and RSU awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date.

(3)
Options granted to Dr. Laukien vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date, are exercisable upon vesting at a price equal to 110% of the closing price of our common stock on the date of the grant and expire on the five year anniversary of the grant date.

 Outstanding Equity Awards at December 31, 2016

        The following table provides information concerning outstanding equity-based plan awards, including unexercised options and stock that has not vested, for each of our named executive officers as of the end of our most recently completed fiscal year.

Option Awards	Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Frank H. Laukien(2)	8/30/2013	46,705	15,569(4)	22.04	8/30/2018	8/13/2012	20,000(3)	423,600
8/08/2014	28,828	28,829(5)	22.748	8/08/2019	8/30/2013	8,575(3)	181,619
8/07/2015	8,693	26,081(7)	21.80	8/07/2020	8/08/2014	21,155(6)	448,063
10/04/2016	—	154,284(9)	24.409	10/04/2021	8/07/2015	48,915(8)	1,036,020
10/04/2016	48,445	(10)	1,026,065
Anthony L. Mattacchione	2/25/2013	30,000	10,000(4)	17.41	2/25/2023	2/18/2016	13,105	(11)	277,564
8/30/2013	5,605	1,868(4)	20.04	8/30/2023
8/08/2014	8,648	8,645(5)	20.68	8/08/2024
8/07/2015	7,893	23,679(7)	19.82	8/07/2025
2/18/2016	—	34,486(9)	24.80	2/18/2026
Mark R. Munch	8/30/2013	45,177	15,059(4)	20.04	8/30/2023	5/07/2013	8,000(6)	169,440
8/08/2014	16,144	16,144(5)	20.68	8/08/2024	8/08/2014	8,461(6)	179,204
8/07/2015	12,403	37,210(7)	19.82	8/07/2025	8/07/2015	14,569(8)	308,571
10/04/2016	—	58,843(9)	22.19	10/04/2026	10/04/2016	18,477(10)	391,343
Juergen Srega	4/03/2013	54,000	36,000(5)	18.57	4/03/2023	4/03/2013	8,616(6)	182,487
8/08/2014	12,686	12,683(5)	20.68	8/08/2024	8/08/2014	6,648(6)	140,805
8/07/2015	8,859	26,579(7)	19.82	8/07/2025	8/07/2015	10,407(8)	220,420
10/04/2016	—	39,468(9)	22.19	10/04/2026	10/04/2016	12,393(10)	262,484
René Lenggenhager	12/01/2015	3,539	10,620(7)	22.46	12/01/2025	12/01/2015	4,053(8)	85,843
10/04/2016	—	17,942(9)	22.19	10/04/2026	10/04/2016	5,634(10)	119,328

(1)
The amounts in this column were calculated by multiplying $21.18, the closing price of our common stock on the NASDAQ Global Select Market as of December 30, 2016, the last trading day of 2016, by the number of unvested shares.

(2)
In addition to the awards reported for equity securities of Bruker Corporation, Dr. Laukien held options to purchase 10,000 shares of BEST. The BEST options have an exercise price of $3.50 per share, are fully vested and expire October 1, 2019.

(3)
The unvested shares of restricted stock vest on the anniversary of the grant date in 2017.

(4)
The options become exercisable on the anniversary of the grant date in 2017.

(5)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2017 and 2018.

(6)
The unvested shares of restricted stock vest in equal annual installments on the anniversary of the grant date in 2017 and 2018.

(7)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2017, 2018 and 2019.

(8)
The unvested shares of restricted stock vest in equal annual installments on the anniversary of the grant date in 2017, 2018 and 2019.

(8)
The unvested shares of restricted stock vest in equal annual installments on the anniversary of the grant date in 2017, 2018 and 2019.

(9)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2017, 2018, 2019 and 2020.

(10)
The unvested restricted stock units vest in equal annual installments on the anniversary of the grant date in 2017, 2018, 2019 and 2020.

(11)
The unvested shares of restricted stock vest in equal annual installments on the anniversary of the grant date in 2017, 2018, 2019 and 2020.

 2016 Option Exercises and Stock Vested

        The following table provides information regarding the number of shares acquired by our named executive officers upon the exercise of options or vesting of restricted stock awards and the value realized at that time before payment of any applicable withholding taxes and brokerage commission.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank H. Laukien	3,750	31,219	55,460	1,232,559
Anthony L. Mattacchione	—	—	—	—
Juergen Srega	—	—	11,101	276,381
Mark R. Munch	75,000	967,184	13,088	310,037
René Lenggenhager	—	—	1,350	30,389

(1)
Represents the difference between the exercise price of the options exercised and the closing price of Bruker Corporation common stock as of the date of exercise. As of December 31, 2016, Dr. Laukien continued to hold all of the shares reported as acquired upon exercise in 2016.

(2)
Represents the aggregate value of shares vested in 2016 based on the closing price of Bruker Corporation common stock as of the date of vesting or, if the NASDAQ Global Select Market was closed on such date, the next trading date thereafter. As of December 31, 2016, our named executive officers continued to hold all of the shares reported as acquired upon vesting in 2016, except as follows: 6,913 of the shares reported as acquired by Dr. Munch, with an aggregate value of $164,052, were withheld to satisfy tax withholding obligations upon vesting; and 13,446 of the shares reported as acquired by Dr. Laukien, with an aggregate value of $300,021, were withheld to satisfy tax withholding obligations upon vesting.

Pension Benefits

        Retirement Plan for Mr. Srega.    A personal pension scheme established for Mr. Srega's benefit, which was in part carried forward from his former employer, is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment. The personal pension scheme has three components: a contribution-based plan of Bruker Daltonik GmbH (the "Bruker Daltonik Plan"); a pension fund guarantee (the "Guarantee Plan"); and a cash value life insurance policy (the "Life Insurance Policy"). The Bruker Daltonik Plan provides for monthly Company contributions in the amount of €5,500 (approximately $5,786 per month or $71,988 per year) and a lifetime monthly retirement benefit based on the value of accumulated capital beginning at age 67 or a lump-sum payment. In the event of termination of employment or death prior to age 67, the Bruker Daltonik Plan provides for a reduced benefit to be determined based on the cash assets of the plan at such time. Mr. Srega may also elect to receive a reduced benefit beginning at age 62 in the event of early retirement. The Guarantee Plan provides an inflation hedge and an additional monthly retirement benefit, commencing December 1, 2019, with an annually increasing benefit based on Guarantee Plan earnings or, at Mr. Srega's election, a lump-sum payment. The Guarantee Plan is funded by annual Company contributions during the term of employment in amounts which increase annually by the same percentage as the upper earnings limit established under German law for pension insurance contributions. In the event of death prior to December 1, 2019, the Guarantee Plan provides for a lump-sum payment in an amount to be determined based on the plan assets at such time. In the event of death on or after December 1, 2019, benefits will terminate effective November 30, 2024. If Mr. Srega's employment terminates prior to the eligible retirement age, Mr. Srega may elect to continue funding through personal contributions or the Guarantee Plan may be transferred to a subsequent employer. Under the Life Insurance Policy, which matures on November 1,

2019, Mr. Srega is entitled to receive at the earlier of death or maturity a payment in the amount €53,028 (approximately $55,785), adjusted for increases in the value of accumulated surplus and reserves, if any. In the event Mr. Srega's employment terminates prior to the maturity date, other than by reason of death, the Life Insurance Policy and continued funding obligations are to be transferred to Mr. Srega. Amounts payable in euros are converted to U.S. dollars at the midpoint conversion rate of €1.0=$1.0520 as of December 31, 2016. Mr. Srega may also make voluntary contributions to the personal pension scheme during the term of his employment.

        Swiss Pension Plan.    As an employee of our BioSpin AG subsidiary in Switzerland, Dr. Lenggenhager was eligible to participate in a defined benefit plan available to all employees of our subsidiaries in Switzerland, which we refer to as the Swiss Pension Plan. Dr. Lenggenhager participated in the plan on the same terms and conditions as all other Swiss employees and did not receive any additional supplemental executive pension contributions. The Swiss Pension Plan is a cash balance based pension arrangement, under which we contribute an annual amount based on a percentage of salary and bonus and the participant's age. Employees may also make contributions based on a percentage of salary and bonus and age. Additionally, participants are allocated annual savings and interest credits based on age and account value, respectively. Payments to participants are based on accumulated capital in the participant's plan account and may be taken as a lump sum or annuity at normal retirement, beginning at age 65. Participants may also elect to receive a reduced benefit beginning at age 58 in the event of early retirement. In the event of premature death and disability, the Swiss Pension Plan also provides for payments in the form of an annuity based on a percentage of the participant's salary or as a lump-sum based on accumulated plan account assets.

        Information about our contributions to the personal pension scheme of Mr. Srega and the Swiss Pension Plan in which Dr. Lenggenhager was a participant is provided in the Summary Compensation Table above under the column entitled "All Other Compensation" and the related footnotes.

2016 Pension Benefits Table

        The following table provides information about the benefits provided for Dr. Lenggenhager under the Swiss Pension Plan. The amount reported represents the U.S. dollar equivalent of the benefits provided for Dr. Lenggenhager in Swiss Francs, based on the midpoint conversion rate of CHF 1.0=$0.9813 as of December 31, 2016.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
René Lenggenhager(1)	Swiss Pension Plan	1.17	4,172,584

(1)
The number of years of credited service is equal to Dr. Lenggenhager length of service with the Company.

        During 2016, Dr. Lenggenhager made contributions to the Swiss Pension Plan of $53,307, which amount is included in the "Salary" column of the Summary Compensation Table. During 2016, Dr. Lenggenhager did not make any additional voluntary contribution to the Swiss Pension Plan nor did he receive any benefits. Company contributions in 2016 for the benefit of Dr. Lenggenhager totaled $59,851. For the twelve month period ended December 31, 2016, the effect of changes in actuarial assumptions and the measurement date on the present value of the accumulated benefit obligation was $315,371. The present value of accumulated benefit is calculated using the methodology and assumptions under Accounting Standards Codification Topic 715: Compensation—Retirement Benefits for the fiscal year-end measurement (as of December 31, 2016). The present value is based on a discount rate of 0.6%, an expected return on plan assets of 1.50%, an expected rate of compensation increase of 1.00% and the BVG 2015 Generational mortality tables.

2016 Non-Qualified Deferred Compensation Table

        The following table provides information about 2016 activity relating to the personal pension scheme established for Mr. Srega. All amounts reported are as of December 31, 2016 and are converted from euros to U.S. dollars at the 2016 average midpoint conversion rate of €1.0=$1.1068.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Juergen Srega	4,478	73,602	4,425	404,805

(1)
The reported amount is included in the "All Other Compensation" column in the Summary Compensation Table.

(2)
The reported amount includes earnings attributable to plan assets amounts contributed by Mr. Srega and Mr. Srega's former employer, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega's employment in 2013. The reported amount also reflects the impact of changes in exchange rates and currency translation from euros to U.S. dollars. Aggregate earnings in local currency were 3,998 euros, or approximately $4,435 on a constant currency basis.

(3)
The reported amount includes $4,478 and $4,488 reported as 2016 and 2015 compensation, respectively, in the "Salary" column in the Summary Compensation Table, which was contributed by Mr. Srega from his compensation in those years. Also included in the reported amount is the value of contributions to and earnings on amounts contributed by Mr. Srega and Mr. Srega's former employer prior to his employment with the Company, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega's employment in 2013.

        There were no withdrawals or distributions from Mr. Srega's personal pension scheme during 2016. Further information on the personal pension scheme established for Mr. Srega is included above under the heading "Pension Benefits—Retirement Plan."

 Potential Payments upon Termination or Change-in-Control

        The following information describes and quantifies certain compensation and benefits that would have been payable under existing agreements, plans, and arrangements if the named executive officer's employment had terminated on December 31, 2016, given his compensation and service levels as of that date. These benefits are in addition to the benefits to which the named executive officer was already entitled or in which he was vested as of such date, as well as certain benefits that are generally available to salaried employees. Due to the number of factors that affect the nature and amount of the compensation and benefits potentially payable upon the events described below, any amounts actually paid or distributed may be different than those shown in the table. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date and the exercise of discretion by the Board or Compensation Committee regarding the payment of compensation and benefits.

        Severance Benefits.    The cash severance benefits contained in the employment agreement for Mr. Srega, and the amounts he would be paid in connection with a termination of employment within six months of a change in voting control of the Company are described in the Compensation and Discussion & Analysis section of this proxy statement under the heading "Employment Agreements,

Termination of Employment and Change in Control Arrangements." Other than as contained in such agreement, we do not have arrangements with any of our other executive officers, including Dr. Laukien, Mr. Mattacchione, Dr. Munch and Dr. Lenggenhager, which provide cash severance benefits in the event of termination of employment or a change in control of the Company.

        Equity Awards.    The unvested equity awards held by each of the named executive officers as of December 31, 2016 are described above in the 2016 Outstanding Equity Awards table. Each of the stock option and restricted stock awards granted prior to May 20, 2016 were granted pursuant to our 2010 Incentive Compensation Plan, or 2010 Plan. Each of the stock option and restricted stock unit awards granted on or after May 20, 2016 were granted pursuant to our 2016 Plan. In accordance with the terms of the 2010 Plan and the 2016 Plan and our related award agreements, except as noted below, no accelerated vesting of stock options or stock awards would have occurred as of December 31, 2016 in the event of a voluntary termination by a named executive officer or an involuntary termination by us, whether with or without cause. Generally, upon termination of employment, (a) any unvested restricted stock is forfeited and (b) the participant has a period of 90 days from termination to exercise any vested option awards (or, if earlier, until the option expiration date). However, in the event of termination for cause, including as a result of dishonesty with respect to the Company or any of its affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with Company's published policies generally applicable to all employees or conduct materially harmful to the business of the Company or any of its affiliates, all vested and unexercised options are forfeited immediately upon termination. Additionally, in the event of death or disability of a plan participant, including any named executive officer, (a) any unvested restricted stock will become vested and (b) all vested stock options will remain exercisable for a period of 90 days following such event (or, if earlier, until the stock option expiration date).

        The Compensation Committee has discretion to revise or amend outstanding equity awards and may, at its discretion, accelerate vesting of any unvested option or stock awards, including in connection with a "Change in Control" of the Company, as defined in our 2010 Plan or 2016 Plan, as applicable. Under these plans, a "Change in Control" occurs if: (a) within one year of any merger, consolidation, sale of a substantial part of the Company's assets, or contested election, the persons who were directors of the Company immediately before such transaction cease to constitute a majority of the board of directors of the Company or its successor to the Company; (b) if, as a result of any such transaction, the Company does not survive as an entity, or its shares are changed into the shares of another corporation unless the stockholders of the Company immediately prior to the transaction own a majority of the outstanding shares of such other corporation immediately following the transaction; (c) any person or group who owned less than twenty percent of the outstanding common stock of the Company at the time of adoption of the 2010 Plan or 2016 Plan, as applicable, acquires ownership of fifty percent or more of the Company's outstanding common stock; (d) the dissolution or liquidation of the Company is approved by its stockholders; or (e) the members of the board of directors as of the date the 2010 Plan or 2016 Plan, as applicable, was adopted cease to represent at least two thirds of the Board, subject to certain exceptions.

        Additionally, with respect to awards granted pursuant to the 2016 Plan, in the event of a Change in Control, if (a) an award is assumed or continued (including through conversion or substitution for a substantially similar award of the successor) and, within twenty four (24) months following the Change in Control (or such shorter period as specified in the applicable award agreement), the executive officer's employment is terminated without cause or is voluntarily terminated for good reason (a "double-trigger" provision), or (b) an award is not assumed or continued, then any then outstanding awards of stock options will vest and become fully exercisable and any outstanding unvested RSU awards that are not performance-based will be treated as vested.

        The values of (i) unvested in-the-money stock options that would have been received by each of the named executive officers in the event of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2016 and (ii) unvested restricted stock that would have been received by each of the named executive officers in the event (a) of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2016 or (b) of the death or disability of the respective named executive officer are set forth in the following table. All calculations are based on a price per share equal to the NASDAQ Global Select Market closing price of $21.18 per share on December 30, 2016, the last trading day of 2016.

Name	Unvested In-the-Money Stock Options ($)	Unvested Restricted Stock ($)	Unvested Restricted Stock Units ($)
Frank H. Laukien	—	2,089,301	1,026,065
Anthony L. Mattacchione	76,355	277,564	—
Juergen Srega	136,449	543,712	262,484
Mark R. Munch	75,845	657,215	391,343
René Lenggenhager	—	85,843	119,328

        Retirement Plans.    The retirement plans provided for Mr. Srega and Dr. Lenggenhager are described under the heading "Pension Benefits" above. In the event of termination of employment as of December 31, 2016 by reason of death, Mr. Srega's beneficiary would be entitled to receive an estimated lump-sum payment of $384,762, which amount is payable in euros and converted to U.S. dollars based on the midpoint conversion rate of €1.0=$1.0520 as of December 31, 2016.

RELATED PERSONS TRANSACTIONS

Review and Approval of Transactions with Related Persons

        We have adopted a written Related Person Transactions Policy that prohibits transactions involving the Company and any related person, except in accordance with the policy. For purposes of this policy, related persons include (a) our executive officers, directors, director nominees or greater than 5% shareholders, or any of their immediate family members and (b) any firm, academic entity or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has more than a 10% beneficial ownership interest. The Related Person Transactions Policy applies to any transaction or series of transactions, other than product or service sales or purchases entered into in the ordinary course of business involving aggregate amounts of less than $50,000 annually, in which the Company is a participant and in which any related person has a direct or indirect interest.

        Our Related Person Transactions Policy provides for standing pre-approval of certain categories of transactions with related persons, including:

  •
  transactions involving indebtedness for ordinary business travel and expense payments and similar indebtedness transactions arising in the ordinary course of business;

  •
  transactions in which a related person's interest arises solely from the ownership of a class of the Company's equity securities and in which all holders receive proportional benefits;

  •
  transactions involving compensation to executive officers approved by the Compensation Committee; and

  •
  transactions involving compensation to directors for services as a director of the Company.

        Under our Related Person Transactions Policy, any related person transaction not in one of the preceding categories must be submitted to our Chief Financial Officer for review and approval. Related person transactions involving amounts of $500,000 or less, as well as all product or service sales and purchases in the ordinary course of business, are subject solely to review and approval, ratification, amendment, termination or rescission by our Chief Financial Officer. Any transaction in excess of $500,000, other than a transaction involving product or service sales or purchases in the ordinary course of business, must be forwarded to the Audit Committee for review and approval, ratification, amendment, termination or rescission, at the discretion of the Audit Committee. In reviewing such transactions, our Chief Financial Officer or Audit Committee, as applicable, evaluates all material facts relating to the transaction and takes into account, among other factors deemed appropriate, the related person's relationship to the Company and interest in the transaction, the terms of the transaction, including its aggregate value, whether the transaction is in the best interests of the Company, the impact on a director's independence in the event the related person is a director, a family member of a director, or an entity in which a director is a partner, shareholder or executive officer and, if applicable, the availability of other sources of comparable products or services and whether the transaction is on terms comparable to the terms available to an unrelated third party. Neither the Chief Financial Officer nor any member of the Audit Committee may participate in the review of any transaction involving such person or any of his or her immediate family members.

        Our Chief Financial Officer must report to the Audit Committee any approval or other action taken with respect to a related party transaction at or prior to the next audit committee meeting following such approval or other action. Additionally, Company management must provide to the Audit Committee an annual report of any amounts paid or payable to, or received or receivable from, any related person. The Audit Committee is responsible for reviewing such reports and may make inquiries or take such actions as it deems appropriate upon consideration of all of the relevant facts and circumstances.

Transactions with Related Persons

        Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Frank Laukien. During 2016, Dr. Frank Laukien was paid $596,600 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals.

        Our Bruker Optics subsidiary rents various office space from Dr. Dirk Laukien, a director and employee of the Company until July 10, 2012 and half-brother of Dr. Frank Laukien, under lease agreements pursuant to which Dr. Dirk Laukien was paid $1,999,300 in 2016. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Dirk Laukien. During 2016, Dr. Dirk Laukien was paid $596,600 as a beneficiary of the trusts. Dr. Dirk Laukien is also a party to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2016, Dr. Dirk Laukien was paid $113,300 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Joerg C. Laukien, a director of the Company, is Executive Chairman of Bruker BioSpin Corporation. During 2016, Joerg Laukien earned aggregate cash compensation of 256,080 euros in salary, or $283,429 based on a conversion rate of €1.0=$1.1068, which represents the 2016 average midpoint rate.

        Isolde Laukien-Kleiner is the stepmother of Dr. Frank Laukien and Mr. Joerg Laukien and the mother of Dr. Dirk Laukien. With Dr. Dirk Laukien, Ms. Laukien-Kleiner is a party to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office and laboratory space. During 2016, Ms. Laukien-Kleiner was paid $339,900 under that agreement. Ms. Laukien-Kleiner is party to an additional lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2016, Ms. Laukien-Kleiner was paid $232,800 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Dr. Gilles Martin, a director of the Company, is the Chairman, Chief Executive Officer and controlling shareholder of the Eurofins Scientific Group, a provider of analytical testing services, and a director of various of its affiliates. During 2016, the Company received approximately $1,093,800 from, and paid approximately $39,500 to, entities affiliated with the Eurofins Scientific Group in connection with purchases and sales of goods and services entered into in the normal course of business. We believe that the terms of such transactions are comparable to those that would have been reached by unrelated parties in arm's-length transactions. We expect to engage in similar commercial transactions with affiliates of the Eurofins Scientific Group during fiscal 2017.

        Dr. Meike Hamester, the wife of Bruker CALID Group President Juergen Srega, is employed by our Bruker Daltonik GmbH subsidiary as the Director of Small Molecule Pharma & CRO. During 2016, Dr. Hamester received a base salary in the amount of $106,563 and earned an annual performance-based cash incentive bonus for 2016 performance of $20,144. She also received a bonus payment in the amount of $18,816, which was earned in 2015 but paid in 2016. Dr. Hamester's base salary and bonus are payable in euros; amounts are converted to U.S. dollars at a conversion rate of €1.0=$1.1068, which represents the 2016 average midpoint rate as published on www.oanda.com). Her compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities. Dr. Hamester continues to be an employee of Bruker Daltonik GmbH and she may receive compensation and other benefits in 2017 in amounts similar to those she received during 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of the outstanding common stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2016, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2016, with the exception of (i) one transaction involving an option award grant reported in a late Form 4 filing by each of the following directors due to an administrative error: Drs. Fesik, Kastner, Linton, Martin, Requardt and Rosenthal, and Messrs. van Ingen, Kniss, Ornell and Packer and (ii) one additional transaction reported in a late Form 4 filing by Mr. Packer due to an inadvertent oversight in reporting an acquisition effected through a broker-administered dividend reinvestment program.

 AUDIT COMMITTEE REPORT

        The Audit Committee, which operates pursuant to a written charter, assists the board of directors in fulfilling its oversight responsibilities by reviewing Bruker Corporation's financial reporting process on behalf of the board. Management is responsible for Bruker Corporation's internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP ("PwC"), Bruker Corporation's independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker Corporation's consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker Corporation's internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed and discussed with management and PwC, among other things, the scope of the audit to be performed, the results of the audit performed, PwC's evaluation of Bruker Corporation's internal control over financial reporting and the independent registered public accounting firm's fees for the services performed. Management represented to the Audit Committee that Bruker Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker Corporation's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements.

        The Audit Committee also discussed with PwC other matters required by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight (PCAOB), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. PwC also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC the registered public accounting firm's independence from Bruker Corporation and considered the compatibility of non-audit services with PwC's independence.

        Based on the Audit Committee's discussion with management and PwC, and the Audit Committee's review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended to the board that that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

        Submitted by the Audit Committee of Bruker Corporation's Board of Directors.

John Ornell, Chair Chris van Ingen Richard A. Packer Robert Rosenthal

 PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Board of Directors recognizes the interest our stockholders have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and SEC rules, we are providing our stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, or "CD&A," the compensation tables, and the related disclosures contained in this Proxy Statement. As described in our CD&A, we have adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which will attract, motivate and retain leaders who will drive the creation of shareholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined and rigorous process for the adoption of executive compensation programs and individual executive officer pay actions.

        We believe that our compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how our compensation policies and procedures implement our executive compensation philosophy. We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this Proxy Statement, by approval of the following resolution:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        Your vote on this Proposal No. 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the board, or to create or imply any additional fiduciary duties for the Company or the board. The approval or disapproval of this proposal by stockholders will not require the Company's board of directors or the Compensation Committee to take any action regarding the Company's executive compensation practices. However, our board and our Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

        The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the 2016 compensation paid to the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narratives in this Proxy Statement.

 PROPOSAL NO. 3
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTE

        Pursuant to the Dodd-Frank Act and SEC rules, at least once every six years we are required to submit for stockholder vote a non-binding resolution to determine whether the stockholder advisory vote on executive compensation should occur every year, every two years, or every three years.

        After careful consideration of the various arguments supporting each frequency level, the board of directors believes that submitting the advisory vote on executive compensation to stockholders every three years is appropriate for the Company and its stockholders at this time. The Company's compensation policies and procedures are developed with long-term objectives in mind, which is consistent with a multi-year stockholder approval cycle.

        The proxy card provides four choices (every one, two, or three years, or abstain). Stockholders are being asked for their views on the frequency of the advisory vote on executive compensation, and are not voting to approve or disapprove the Board's recommendation.

        As with your vote on Proposal No. 2, your vote on this Proposal No. 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Company's board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the board, or to create or imply any additional fiduciary duties for the Company or the board. Although the vote is non-binding, the board and the Compensation Committee will consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of such advisory votes regarding executive compensation.

        The Board recommends a frequency of "EVERY THREE YEARS" for future advisory stockholder votes on compensation of our named executive officers.

 PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP has been our independent registered public accounting firm since June 1, 2016, and has been selected by the Audit Committee of the board of directors as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Although the Company is not required to seek stockholder approval of this appointment, the board of directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the 2017 Annual Meeting and will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate stockholder questions.

        The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2017.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        At a meeting held on June 1, 2016, the Audit Committee of the Company's Board of Directors approved the dismissal of Ernst & Young LLP ("Ernst & Young") as the Company's independent registered public accounting firm, effective June 1, 2016, and the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm, effective June 1, 2016, to perform independent audit services for the fiscal year ending December 31, 2016. During the fiscal years ended December 31, 2014 and 2015 and through June 1, 2016, neither the Company, nor anyone on its behalf, consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by PwC that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and related instructions or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

        The reports of Ernst & Young on the consolidated financial statements of the Company for each of the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

        In connection with the audits of our financial statements for each of the fiscal years ended December 31, 2015 and 2014, and in the subsequent interim period through June 1, 2016, there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their reports for such years. There were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K, except for a material weakness in the Company's internal control over financial reporting as of December 31, 2015 concerning the accounting for income taxes, which material weakness was identified subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2015.

        As a result of such material weakness, our management concluded in November 2016 that the Company's internal control over financial reporting was not effective at December 31, 2015. On November 15, 2016, the Company filed Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as amendments to each of its Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, and June 30, 2016, to reflect the conclusion by management that there was a material weakness in internal control over financial reporting as of the end of the periods covered by those reports. The Company's Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 also included revised auditor's reports from Ernst & Young stating that the Company's internal control over financial reporting at December 31, 2015 was not effective.

Fees Billed to the Company

        Fees billed to the Company by its independent registered public accounting firms for fiscal years 2016 and 2015, all of which were approved by the Audit Committee, consisted of the following:

	2016($)(1)	2015($)(2)
Audit Fees	5,990,966	5,244,918
Audit Related Fees	5,887	3,000
Tax Fees	1,059,953	170,000
All Other Fees and Expenses	278,737	—
Total Fees	7,335,543	5,417,918

(1)
Reflects fees paid to PwC for the fiscal year ended December 31, 2016.

(2)
Reflects fees paid to Ernst & Young for the fiscal year ended December 31, 2015.

        Audit Fees.    Audit fees for the years ended December 31, 2016 and 2015 were for the audit of the Company's annual consolidated financial statements, including the integrated audit of internal control over financial reporting, its review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings.

        Audit-Related Fees.    Audit-related fees for the years ended December 31, 2016 and 2015 include amounts related to accounting consultations and services provided due to other statutory requirements.

        Tax Fees.    Tax fees for the years ended December 31, 2016 and 2015 were for tax services provided to us, including tax compliance, tax advice and planning.

        All Other Fees.    All other fees for the year ended December 31, 2016 relate to license fees for a web-based accounting research tool as well as other advisory non-audit services.

Audit Committee Pre-Approval Policies and Procedures

        In order to ensure that audit and non-audit services proposed to be performed by the Company's independent registered public accounting firm do not impair the auditor's independence from the Company, the Audit Committee has adopted, and the board of directors has ratified, the following pre-approval policies and procedures.

Policies

        Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement ("specific pre-approval") or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee ("general pre-approval"), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

        Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's and the PCAOB's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

        The Audit Committee also considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

STOCKHOLDER COMMUNICATIONS

        The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Mr. Stein, the Secretary of the Company, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Stein considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to Richard M. Stein, Secretary, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110.

 TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker Corporation in a timely manner.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2018 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than December 18, 2017.

        Additionally, under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the board of directors or by a stockholder entitled to vote who has delivered notice to Bruker Corporation (containing certain information specified in the bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting.

OTHER MATTERS

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

ANNUAL REPORT

        A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is included in the 2016 Annual Report provided to stockholders with this proxy statement. We will provide an additional copy of the 2016 Annual Report to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of Investor Relations at Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

VOTING PROXIES

        The board of directors recommends an affirmative vote on Proposal No. 1, Proposal No. 2 and Proposal No. 4, and a preference of EVERY THREE YEARS on Proposal No. 3. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote or other preference on any proposal, the shares represented by such proxies will be voted in favor of the board of directors' recommendations.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

April 17, 2017

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form. BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the proxy card in hand when calling and then follow the instructions. VOTE BY MAIL Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E25085-P90485 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR each of the nominees listed below: ! ! ! 1. Election of four Class II directors to serve for a three-year term expiring in 2020. Nominees: 01) Cynthia M. Friend 02) Marc A. Kastner 03) Gilles G. Martin 04) Hermann Requardt Election of one Class III director to serve for a one-year term expiring in 2018. Nominee: 05) Adelene Q. Perkins The Board of Directors recommends you vote for a frequency of "EVERY THREE YEARS" on Proposal 3. Every Every two three years years Every year Abstain 3. Advisory vote on the frequency of future advisory votes on named executive officer compensation. ! ! For ! Against ! Abstain The Board of Directors recommends you vote FOR Proposal 4. ! ! ! The Board of Directors recommends you vote FOR Proposal 2. For Against Abstain 4. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. ! ! ! 2. To approve, on an advisory basis, the 2016 compensation of our named executive officers. NOTE: The undersigned also authorizes the named Proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. ! For address changes/comments, mark here. (see reverse for instructions) ! Yes ! No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. E25086-P90485 BRUKER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank H. Laukien and Anthony L. Mattacchione, or either of them, with power of substitution, as Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 22, 2017, and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned acknowledges receipt of the Notice of the 2017 Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director in Proposal 1, "FOR" Proposal 2, a frequency of "EVERY THREE YEARS" in Proposal 3, and "FOR" Proposal 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the named Proxies on any other matter that may properly come before the meeting and any adjournment or postponement thereof. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.1 Address Changes/Comments:

QuickLinks

BRUKER CORPORATION 40 Manning Road Billerica, MA 01821 (978) 663-3660
BRUKER CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
BRUKER CORPORATION PROXY STATEMENT
RECORD DATE AND VOTING SECURITIES
CORPORATE INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD LEADERSHIP STRUCTURE
BOARD MEETINGS, COMMITTEES AND COMPENSATION
DIRECTOR NOMINATIONS
ROLE OF THE BOARD IN RISK OVERSIGHT
COMPENSATION OF DIRECTORS
2016 Director Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officer Compensation Mix
2016 Cash Incentive Performance and Payout Measurement
2016 Cash Incentive Targets
Quantitative Performance Goals (70% of Target Bonus Potential)
Individual Qualitative Performance Goals (30% of Target Bonus Potential)
Quantitative Performance Goals (70% of Target Bonus Potential)
Individual Qualitative Performance Goals (30% of Target Bonus Potential)
Quantitative Performance Goals (70% of Target Bonus Potential)
Individual Qualitative Performance Goals (30% of Target Bonus Potential)
Quantitative Performance Goals (70% of Target Bonus Potential)
Individual Qualitative Performance Goals (30% of Target Bonus Potential)
2016 Long-Term Equity Incentive Awards
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY OF EXECUTIVE COMPENSATION
Summary Compensation Table
2016 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2016
2016 Option Exercises and Stock Vested
Pension Benefits
2016 Pension Benefits Table
2016 Non-Qualified Deferred Compensation Table
Potential Payments upon Termination or Change-in-Control
RELATED PERSONS TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 3 ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTE
PROPOSAL NO. 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER COMMUNICATIONS
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT
VOTING PROXIES